                                                                       EXHIBIT 1

                                        NORTH AMERICAN
                                        PALLADIUM LTD.

                                        2003 ANNUAL REPORT











                                    [PICTURE]













                                    BUILDING
                                          VALUE

                                        NORTH AMERICAN
                                        PALLADIUM LTD.




ANNUAL AND                              CORPORATE PROFILE
SPECIAL MEETING
                                        NORTH AMERICAN PALLADIUM LTD. IS A
NORTH AMERICAN                          PRODUCER OF PRECIOUS AND BASE METALS AND
PALLADIUM LTD.                          CANADA'S ONLY PRIMARY PRODUCER OF
WILL HOLD ITS ANNUAL                    PALLADIUM. THE COMPANY OPERATES THE LAC
AND SPECIAL MEETING                     DES ILES OPEN PIT MINE, LOCATED 85
ON WEDNESDAY,                           KILOMETRES NORTHWEST OF THUNDER BAY IN
JUNE 23, 2004                           NORTHWESTERN ONTARIO. OUR CORE PALLADIUM
AT 10:00AM                              BUSINESS IS STRENGTHENED BY A
IN THE ST. ANDREWS                      SIGNIFICANT CONTRIBUTION FROM PLATINUM,
CONFERENCE CENTRE,                      GOLD, NICKEL AND COPPER BY-PRODUCT
150 KING STREET WEST,                   METALS.
27TH FLOOR, TORONTO,
ONTARIO, CANADA                         WE PRODUCED 288,703 OUNCES OF PALLADIUM
                                        IN 2003, A 32% YEAR- OVER-YEAR INCREASE,
                                        AND EXPECT TO FURTHER IMPROVE PRODUCTION
                                        CAPACITY IN 2004 AND 2005 WITH THE
                                        INSTALLATION OF A SECONDARY CRUSHER AND
                                        THE DEVELOPMENT OF AN UNDERGROUND MINE
  [PICTURE]                             AT LAC DES ILES.

       WINTER SUNSET AT                 OUR LAC DES ILES DEPOSIT CONTAINS ONE OF
       THE LAC DES ILES                 THE LARGEST OPEN PIT BULK MINEABLE
       MINE COMPLEX.                    PALLADIUM RESERVES IN THE WORLD. OPEN
                                        PIT RESERVES CONTAINED AN ESTIMATED 2.1
                                        MILLION OUNCES OF PALLADIUM AT THE END
                                        OF 2003, WHILE UNDERGROUND RESERVES IN
                                        THE MAIN HIGH GRADE ZONE CONTAINED AN
                                        ESTIMATED 754,000 OUNCES OF PALLADIUM.

CONTENTS


MESSAGE TO SHAREHOLDERS             2
FREQUENTLY ASKED QUESTIONS          6
MINING OPERATIONS                   8
MILLING OPERATIONS                 10
EXPLORATION                        12
MINERAL RESERVES AND RESOURCES     15
MANAGEMENT'S DISCUSSION AND
  ANALYSIS                         16   NORTH AMERICAN PALLADIUM'S SHARES TRADE
MANAGEMENT'S RESPONSIBILITY        21   ON THE TORONTO STOCK EXCHANGE (SYMBOL
AUDITORS' REPORT                   21   PDL) AND ON THE AMERICAN STOCK EXCHANGE
CONSOLIDATED FINANCIAL STATEMENTS  22   (SYMBOL PAL). AT DECEMBER 31, 2003,
FORWARD-LOOKING STATEMENTS         35   THERE WERE 50.9 MILLION SHARES
CORPORATE INFORMATION              36   OUTSTANDING.
ENVIRONMENTAL PROGRAM             IBC

North American Palladium Ltd.
2003 HIGHLIGHTS




     NORTH AMERICAN PALLADIUM SIGNIFICANTLY IMPROVED ITS LAC DES ILES OPERATION AFTER COMMISSIONING A NEW PRIMARY CRUSHER IN JUNE 2003 AND INTRODUCING PROCESSING ENHANCEMENTS IN THE MILL. IN ADDITION, THE COMPANY ADVANCED A POTENTIAL UNDERGROUND DEVELOPMENT.

     DURING THE YEAR, THE COMPANY DELIVERED STRONG RESULTS AND SATISFIED ITS CORPORATE OBJECTIVES BY:

     o    INCREASING PALLADIUM PRODUCTION BY 32% TO 288,703 OUNCES

     o DECREASING UNIT CASH COST OF PRODUCTION BY 34% TO US$175 PER OUNCE OF PALLADIUM NET OF BY-PRODUCTS

     o    INCREASING EARNINGS BY 154% TO $38 MILLION ($0.75 PER SHARE)

     o    STRENGTHENING OPERATING CASH FLOW BY 26% TO $60 MILLION

     o    REDUCING DEBT BY 52% TO $59 MILLION, OR ABOUT 16% OF TOTAL CAPITAL

     o IMPROVING SAFETY PERFORMANCE WITH A 24% DECREASE IN MEDICAL INJURIES TO 6.5 PER 200,000 MAN-HOURS WORKED






                               [PERFORMANCE GRAPH]


2003 ANNUAL REPORT                                                            1

Message to Shareholders
FROM THE CHIEF EXECUTIVE OFFICER




For North American Palladium, 2003 was a year of challenge, a year of re-emergence, and a year of adding solid value to the Company.

At the beginning of 2003, the Company continued to experience high operating costs and a lower than expected production rate. Our challenge was to turn this around, and we did. By year-end, we reduced our unit cash costs by 34% and increased our production by 32%. As a result, we are now firmly positioned to take full advantage of the Company's assets, and we will continue to add value as a safe, efficient mine operator. We expect to continue our record of success with our exploration program and to adhere to a well grounded strategy for building value into the future.

COSTS REDUCED WELL BELOW PALLADIUM SPOT PRICE

At the beginning of 2003, production costs at our Lac des Iles mine were elevated by equipment failure and operating inefficiencies, and we were failing to meet our production forecast. Our mine operating team was called upon to redirect its focus to improving operating fundamentals, and they responded splendidly, establishing new efficiencies and production records while improving workplace safety and maintaining environmental integrity. As production and efficiency improved, costs were reduced to a level well below palladium's US$200 average spot price for 2003. Our operating cash cost to produce an ounce of palladium net of by-product credits dropped from US$266 in the first half of 2003 to US$108 in the second half.

The most significant of many accomplishments at Lac des Iles during the year were the improvements made to the operation of the process plant, and the installation of the new primary crusher ahead of schedule and on budget. Mill throughput rose from an average of 12,990 tonnes per day during the first half of the year to an average of 15,260 tonnes per day during the second half of the year. Mill operating availability also improved, from 88.5% in the first half of the year to 93.7% in the latter half.

The higher production, much lower cash operating costs and better prices for our nickel, platinum, gold and copper by-products added significantly to operating cash flow in 2003, which helped place the Company in a much stronger financial position by year-end. During 2003, we were able to pay down debt significantly, and saw it reduced from C$122 million to C$59 million, or about 16% of total capital. With a much-strengthened balance sheet, and the improvement in the share price during the year, the Company expects to continue improving its financial position, which in turn will allow us to pursue our growth strategies for 2004 and beyond.

FEASIBILITY STUDY ADVANCES LAC DES ILES UNDERGROUND MINE

In 2003, a positive pre-feasibility study and confirmation of a high-grade underground reserve brought an underground operation at the Lac des Iles mine closer to reality. A final feasibility study was commissioned late in the year and completed in March 2004. On March 29, we announced our decision to develop an underground mine at Lac des Iles. When up and running, the underground mine in conjunction with the current open pit operation will help to stabilize annual production at over 300,000 ounces of palladium to the end of the mine's currently planned life. The underground workings will also allow us to continue to explore the deeper Offset High Grade Zone.


2 NORTH AMERICAN PALLADIUM LTD.                                   BUILDING VALUE

                                                        LAC DES ILES
                                                        OPEN PIT

                                                        DEVELOPMENT OF
                            [PICTURE]                   AN UNDERGROUND
                                                        MINE TO COMPLEMENT
                                                        OPEN PIT PRODUCTION
                                                        WILL BEGIN IN
                                                        MID-2004.



"AT THE BEGINNING OF 2003, THE COMPANY EXPERIENCED HIGH OPERATING COSTS AND A LOWER THAN EXPECTED PRODUCTION RATE BUT BY YEAR-END WE REDUCED OUR UNIT CASH COSTS BY 34% AND INCREASED OUR PRODUCTION BY 32% ...COSTS WERE REDUCED TO A LEVEL BELOW PALLADIUM'S LOW SPOT PRICE."


2003 ANNUAL REPORT                                                            3

WE HAVE TAKEN A NUMBER OF STEPS TO POSITION NORTH AMERICAN PALLADIUM FOR GROWTH BEYOND LAC DES ILES.

NOW WE INTEND TO DEMONSTRATE THAT OUR GROWTH PLAN CAN BE EXECUTED TO ALLOW THE COMPANY TO EFFECTIVELY ACQUIRE ATTRACTIVE AND STRATEGIC MINING ASSETS THAT WILL ADD SIGNIFICANTLY TO OUR PRODUCTION.




Our Ontario-based exploration program offers additional promise for the future. We are very excited about our Shebandowan Lake project which includes our 100%-owned Haines property and the adjacent Haines-Connacher joint venture with Inco Limited. Our exploration team has identified several targets with excellent potential, and these will be drilled in 2004. Additionally, our optioned Roaring River project, located just north of and in a similar geological setting to the Lac des Iles mine, continues to show promise after preliminary exploration efforts.

A rising market in palladium began in early 2004, and North American Palladium is ready to take full advantage of it. Last year, the gap between platinum and palladium prices widened to an unprecedented US$640 in December as platinum approached its 23-year high. While auto manufacturers continued to draw down PGM inventories, palladium demand was at an all-time low, pushing palladium prices to a low of US$148 per ounce in April 2003. However, increased demand since then pushed the price per ounce through the US$300 mark. Over the near term to 2006, core demand for palladium is expected to increase as world governments continue to tighten emission regulations, as catalyst loadings increase, as end users switch from platinum to palladium where possible, and as manufacturers deplete their inventories. At the same time, metal supply is expected to level off because major South African platinum/palladium producers have announced plans to defer mine expansions and further delay expected increases in annual metal production. All in all, we believe that palladium fundamentals are strengthening and the palladium price will continue to increase during 2004.

OBJECTIVES BALANCE BETTER OPERATIONS AND COMPANY GROWTH

Looking ahead, we aim to balance our continued focus on improving the Lac des Iles operation with a broader mandate for expanding our interests beyond our one mine. Our key goals for 2004 that we are determined to achieve, are straightforward:

1. Maximize the Lac des Iles operation and maintain annual production of at least 280,000 ounces of palladium.

2. Generate optimal levels of cash flow, operating costs and production that will further strengthen the Company's financial position.

3. Begin developing an underground mine at Lac des Iles that will complement the existing open pit mine and provide a strong contribution to the Company's earnings and value.

4. Execute our strategy to develop alliances with other mining companies that offer opportunities for growth and diversification.

Our preliminary results for the first quarter of 2004 show that we are well on our way to achieving the first two of the priorities listed above. But we're not stopping there. Our operating team is diligently working on a number of specific initiatives in both the mine and mill. We are confident these efforts will translate into greater production gains and lower cash costs.

The definitive feasibility study on the Lac des Iles underground mine confirms its viability and attractive economics. We plan to start construction of basic mine infrastructure by mid-2004 and expect to achieve first production during the third quarter of 2005.


4 NORTH AMERICAN PALLADIUM LTD.                                   BUILDING VALUE

We have taken a number of steps to position North American Palladium for growth beyond Lac des Iles. Now we intend to demonstrate that our growth plan can be executed to allow the Company to effectively acquire attractive and strategic mining assets that will significantly add to our production. We have a solid base and improved share price to grow North American Palladium aggressively in a value-enhancing way. This, without doubt, will be our major challenge in 2004 and it is a challenge that we welcome. To achieve our goal we must have a focused strategy, strong execution, and the tenacity to pursue our growth strategy every day. We started implementing our strategy with the Haines-Connacher joint venture in 2003 and I am confident we can continue to follow it in 2004 and beyond.

A SOLID FOUNDATION ESTABLISHED FOR GROWTH

The theme for this year's annual report depicts how the key pieces of our strategy are falling into place. The actions we have taken over the past year in all areas of our business place North American Palladium on a solid platform from which to grow.

We are convinced that the market outlook for palladium is improving and its price will rise over the long term. However, it is our dedication to continuous improvement and to maximizing our assets, as well as a higher palladium price, that will support our success and increase the value of shareholders' investment.

We are building a company that focuses on quality operations, value-creating growth and a strong financial position, while retaining exposure to the palladium price. We will continue to advance our exploration projects. We will continue to seek out new business opportunities in precious and base metals throughout North America. We will continue to work together to provide a safe work environment by building on the sound framework of our successful safety programs.

We have assembled a strong management team and it is their hard work and commitment that will allow us to develop our assets fully and achieve our goals. This experienced team has the financial, mine operating and building skills and the exploration knowledge that will permit the Company to effectively develop new mines.

In leaving the shadows of early 2003 behind, North American Palladium has become the world's lowest cost platinum group metal producer. The Company is poised for excellent growth.

On behalf of the Board of Directors, I thank our employees for all their hard work and our shareholders for their continued interest and support.


Respectfully,


/s/ ANDRE J. DOUCHANE

ANDRE J. DOUCHANE
PRESIDENT AND CHIEF EXECUTIVE OFFICER

March 31, 2004


2003 ANNUAL REPORT                                                            5

Frequently Asked Questions
ADDRESSING OUR FUTURE




Q.   WHAT ARE THE PRINCIPAL USES AND DEVELOPING APPLICATIONS FOR PALLADIUM?

A. The manufacture of autocatalysts continues to dominate palladium consumption, making up approximately 60%* of estimated global demand. The exhaust gases from internal combustion engines contain pollutants such as hydrocarbons, carbon monoxide and nitrogen dioxide. Catalytic converters, incorporating palladium, platinum and other catalytic materials, remove these emissions in a high temperature process that converts the harmful gases into water, nitrogen and carbon dioxide.

Palladium is also important in the production of dental alloys and electronic components, mainly multi-layer ceramic capacitors (MLCC). The estimated global demand for these two applications is approximately 30%* and is expected to grow with the use of palladium as a thrift metal alternative for high-gold alloys and in combination with silver to produce conductive pastes in MLCC production. Continued miniaturization of MLCCs and rechargeable batteries for application in hand-held digital devices and increased desire for electronic products in China and Southeast Asia will create greater demand for palladium. Palladium is also used with platinum and gold in jewellery fabrication to produce alloys that offer better casting and machining properties and as a whitening agent for white gold.

Q.   WHAT IS MANAGEMENT'S OUTLOOK FOR THE PALLADIUM MARKET?

A. The gap between platinum and palladium prices continued to widen during 2003, reaching US$640 per ounce in December as platinum approached its 23-year high. Palladium prices previously declined to a low of US$148 per ounce in April, succumbing to weak consumer demand from the autocatalyst market while car manufacturers continued to draw down surplus inventories. This situation began to show signs of reversal during the first quarter of 2004, as investors increased their positions in palladium and liquidated a greater portion of their platinum holdings.

Palladium demand is expected to improve in 2004, because the auto companies have essentially drawn down their surplus inventories, and are substituting lower cost palladium for platinum where feasible. With both Western World and Asian governments, most notably China, enacting tighter vehicle emission legislation, core palladium demand is also expected to increase through 2006. Meanwhile, major South African platinum producers have announced plans to defer mine development in order to re-evaluate projects that were scheduled to come into production in 2006, because of the much stronger rand and the impact of the new mining regime. This situation will result in a slower growth rate for by-product palladium entering the market. On balance, we expect the palladium price to improve further over the course of 2004 as demand for the metal strengthens and investors re-position their platinum and palladium holdings, which should reduce the palladium discount.


* Source: Johnson Matthey


6 NORTH AMERICAN PALLADIUM LTD.                                   BUILDING VALUE

Q.   CAN WE EXPECT FURTHER IMPROVEMENT IN THE LAC DES ILES OPERATION DURING
     2004?

A. With the commissioning of the new primary crusher in June 2003, the Lac des Iles mine returned to a normal operating state which allowed our operations team to focus on improving mill throughput, availability and recovery. In the fourth quarter, mill throughput averaged more than 16,300 tonnes per day or 9% above the design capacity. The Company expects to achieve further improvements in the mill through better ore grade monitoring and blending, grind optimization and flotation retention time. In addition to the optimization of the Lac des Iles flowsheet, improvements are being made to procurement and material inventory management in order to reduce costs further.

Q. WHAT ARE THE PLANS FOR DEVELOPMENT AND TIMING OF THE LAC DES ILES UNDERGROUND MINE?

A. After the completion of the pre-feasibility study on an underground mine at Lac des Iles by Roscoe Postle Associates in mid-2003, we undertook a detailed review of our options for developing the mine. We believe that integrating the underground development and production with the open pit operation will provide enhanced economics and increased production over the expected mine life.

A definitive feasibility study was completed by Roscoe Postle for an integrated project and management received approval from its Board of Directors to proceed with the project in March 2004. Development of the underground mine is planned to commence in the second quarter of 2004, and we expect our first underground production during the third quarter of 2005.

Q.   HOW DOES THE COMPANY PLAN TO FINANCE AN UNDERGROUND MINE AT LAC DES ILES?

A. The capital cost for construction of an underground mine at Lac des Iles is estimated to be about $55 million for mine development, equipment and working capital. We are examining ways to stage the project so that development ore can be processed through the Lac des Iles mill while the mine is being developed. This approach would reduce the overall financing required. We expect to finance the project using operating cash flow, vendor financing, and a combination of debt and equity. At March 31, 2004, the Company's total debt was $50 million; scheduled principal repayments for the balance of 2004 total about $25 million. North American Palladium's leverage at March 31, 2004 as indicated by the total debt to capital ratio of less than 15% puts the Company in a strong position to finance underground development at Lac des Iles and other opportunities to increase our metal production.

Q. WHAT IS NORTH AMERICAN PALLADIUM'S POLICY FOR HEDGING ITS PALLADIUM AND BY-PRODUCT METAL PRODUCTION?

A. The Company believes the palladium price will rise from the 2003 average spot price of US$200 per ounce and that it is positioned to participate in this price movement having reduced its cash operating costs below this level. In the meantime, the Company continues to benefit from a minimum price of US$325 per ounce under its sales contract with a major automotive company, and it has not entered into any further palladium hedges. This arrangement allows the Company to realize a minimum floor price of US$325 per ounce on 100% of delivered palladium until June 30, 2005.

In view of the significant run-up in the prices of platinum, nickel, gold and copper, we have adopted a strategy to hedge our by-product metal prices at levels that protect our operating costs and cash flow from operations. We assess market conditions continuously to ensure that our cash flow is enhanced.


2003 ANNUAL REPORT                                                            7

Mining Operations
PRODUCTION FROM UNDERGROUND MINE TO START IN 2005




Total mine production for 2003 amounted to 14.6 million tonnes or 39,895 tonnes per day. Ore production totalled 4.4 million tonnes grading 2.48 grams per tonne of palladium. The waste-to-ore strip ratio increased to 2.31:1 in 2003 from 1.36:1 in 2002, due to the change in cut-off grade. The decrease in production from 46,793 tonnes per day in 2002 to 39,895 tonnes per day was the result of continued crusher problems during the first six months of 2003 in combination with increased haulage distances attributed to increased pit depth and tailings dam construction.

At the end of 2003, the broken ore stockpile consisted of 2.1 million tonnes grading 1.57 grams per tonne of palladium containing 107,000 ounces of palladium. The stockpile included 0.8 million tonnes of high grade ore averaging
1.97 grams of palladium per tonne, most of which we expect to treat in 2004.

In December 2003, the Phase 4 expansion of the Roby open pit commenced with overburden removal and drill site preparation. The first Phase 4 production blast occurred on January 19, 2004. The PC5500 shovel has been moved to the Phase 4 area, with waste being short-hauled to a new east waste dump.

An independent pre-feasibility study on a possible underground operation was completed in mid-2003 by Roscoe Postle Associates. The study indicated that an underground operation could operate concurrently with the open pit to provide a blended higher-grade mill feed. Roscoe Postle completed a full feasibility study on an integrated open pit and underground operation in March 2004. Subsequently, the Company obtained Board approval for the $55 million project and plans to start development of the underground mine in the second quarter of 2004. Initial ore production is expected in the third quarter of 2005. When fully operational, the underground mine will contribute approximately 720,000 tonnes of mill feed per year.


ROBY PIT ORE PRODUCTION AND GRADES

YEAR                                       TONNES   PALLADIUM    PLATINUM         GOLD     NICKEL     COPPER
                                            (000)       (g/t)       (g/t)        (g/t)        (%)        (%)
-----------------------------------------------------------------------------------------------------------------
2003                                        4,397       2.48         0.22         0.21       0.10       0.08
2002                                        7,251       1.49         0.16         0.12       0.07       0.05
2001                                        5,768       1.44         0.16         0.10       0.06       0.04



HISTORICAL MINE PRODUCTION

                                             2003           2002           2001           2000          1999
-----------------------------------------------------------------------------------------------------------------
Ore Tonnes Mined                        4,396,847      7,250,963      5,768,157      2,689,634     1,271,816
Waste Tonnes Mined                     10,164,806      9,828,552     19,174,635      7,508,117     4,115,159
Stripping Ratio                            2.31:1         1.36:1         3.32:1         2.79:1        3.23:1
Average Daily Production (tonnes)          39,895         46,793         68,336         27,939        14,758


8 NORTH AMERICAN PALLADIUM LTD.                                   BUILDING VALUE

                                                        ORE
                                                        STOCKPILE

                                                        THE BROKEN ORE
                                                        STOCKPILES AT YEAR-
                                                        END INCLUDED 0.8
                                                        MILLION TONNES
                                    [PICTURE]           OF HIGH GRADE ORE
                                                        AVERAGING 1.97 GRAMS
                                                        OF PALLADIUM PER
                                                        TONNE, MOST OF
                                                        WHICH WILL BE
                                                        TREATED IN 2004.




"THE INTEGRATED PRODUCTION PLAN FOR THE EXPANDED LAC DES ILES MINE CALLS FOR THE BLENDING OF HIGHER GRADE UNDERGROUND ORE WITH THAT OF THE OPEN PIT TO GENERATE A 7-YEAR MINE LIFE AT AN AVERAGE ANNUAL PRODUCTION RATE OF SLIGHTLY OVER 300,000 OUNCES OF PALLADIUM."


LAC DES ILES
OPERATIONS TEAM

Back row (l-r) CHRIS TUREK,
MIKE THOMPSON, DAVID
STAJKOWSKI AND RAY MASON.

Middle row (l-r) CLAY CRAIG,
ROBERT NORMORE, DOUGLAS
KIM, MICHELLE DARLING,                          [PICTURE]
CHRISTINE NAPIERALA, SERGE
ST. ARNAUD, RICHARD LOFSTROM
AND CHARLES BERHSIN.

Front row (l-r) ALLAN
COURVILLE, GEORGE BILEC,
KEITH MCKIM, BILL LAWSON,
MIKE KRAMER, JOHN FUREY,
AND DON IBEY.


2003 ANNUAL REPORT                                                            9

Milling Operations
NEW PRODUCTION RECORD REACHED IN 2003




Palladium production from the Lac des Iles mill reached a new record of 288,703 ounces in 2003 as a result of higher palladium feed grade and, particularly during the second half of the year, higher mill throughput and operating time. Ore processed in 2003 totalled 5,159,730 tonnes or 14,136 tonnes per day at an average palladium head grade of 2.3 grams per tonne and an average palladium recovery of 75.5%. Mill operating time for the year averaged 91.1%. Other record metal production in 2003 included 23,742 ounces of platinum, 23,536 ounces of gold, 7,142,674 pounds of copper and 4,070,785 pounds of nickel.

The results of the concerted effort to improve mill performance became very evident by the fourth quarter, when mill throughput averaged 16,312 tonnes per day, mill availability was 94.8% and palladium production reached a record 94,114 ounces.

The new primary crusher was commissioned successfully in June. A contracted secondary crusher is being used to provide fine ore to maximize mill throughput. A significant reduction in the number of unscheduled shutdowns during 2003 allowed for more regular mill operation, which increased metal recovery and operating time. Improved maintenance planning and scheduling also resulted in increased mill availability. In late December, additional flotation cells from the old mill were overhauled and commissioned as part of the second cleaner circuit expansion. Optimization of these flotation cells will continue in early 2004.

Several projects are planned for 2004 to continue improving mill throughput and reducing operating costs. The Company intends to install a secondary crusher at an estimated capital cost of approximately $10 million and eliminate contract crushing. Additional ore processing control systems will be installed in both the grinding and flotation circuits to permit better sampling of concentrate grade and quality, and concentrator reagents will be optimized.

The integrated production plan for the expanded Lac des Iles mine calls for the blending of higher grade underground ore with that of the open pit to generate a 7-year mine life at an average annual production rate of slightly over 300,000 ounces of palladium.


YEAR         ORE MILLED    CONCENTRATE      PALLADIUM      PLATINUM        GOLD      NICKEL        COPPER
               (tonnes)       (tonnes)       (ounces)      (ounces)    (ounces)       (lbs)         (lbs)
--------------------------------------------------------------------------------------------------------------
2003          5,159,730         36,869        288,703        23,742      23,536   4,070,785     7,142,674
2002          4,851,621         27,179        219,325        19,180      16,030   2,763,654     5,295,486
2001          2,662,240         21,697        123,281        10,073       9,603   1,595,179     3,123,763
2000            893,017         14,271         95,116         6,074       6,035   1,035,485     1,362,266
1999            894,168         10,286         64,441         4,744       4,888     973,817     1,377,464


10 NORTH AMERICAN PALLADIUM LTD.                                  BUILDING VALUE

24/7 PIT OPERATIONS                                       HEALTH AND
                                                          SAFETY FOCUS
A HAUL TRUCK IS FILLED
WITH ORE IN THE OPEN PIT           [PICTURE]              THE LAC DES ILES
AT THE LAC DES ILES MINE.                                 OPERATION IMPROVED
                                                          WORKPLACE SAFETY
                                                          AND MAINTAINED
                                                          ENVIRONMENTAL
                                                          INTEGRITY IN 2003
                                                          WHILE ESTABLISHING
                                                          NEW EFFICIENCY AND
                                                          PRODUCTION RECORDS.




"HEALTH AND SAFETY: AT LAC DES ILES, AN ACTIVE JOINT HEALTH AND SAFETY COMMITTEE AND THE TEAMWORK OF SAFETY CONSCIOUS MANAGERS, SUPERVISORS, AND BARGAINING UNIT EMPLOYEES PRODUCED A REDUCTION IN MEDICAL INJURY FREQUENCY FROM 8.5 PER 200,000 MAN-HOURS WORKED IN 2002 TO 6.5 IN 2003."




LAC DES ILES MILL

MILL OPERATOR CHECKS
FLOW RATE IN CONCENTRATE                        [PICTURE]
CONDITIONING TANKS.
NORTH AMERICAN
PALLADIUM'S SAFETY
PERFORMANCE IS RANKED
AMONG THE TOP THIRD
OF MINING COMPANIES
IN ONTARIO.


2003 ANNUAL REPORT                                                            11

Exploration
EXPANDING OUR EXPLORATION TARGETS




CONTINUED PROGRESS AT LAC DES ILES

During 2003, North American Palladium spent $2.9 million on a broad spectrum of exploration activities in the vicinity of the Lac des Iles mine and on its satellite properties in the Thunder Bay region of northwestern Ontario. The Company continued its pursuit of new properties, with a focus on those with established base and precious metals resources.

At the Lac des Iles mine, diamond drilling was carried out southeast of the Roby Zone pit in an effort to discover additional near-surface bulk mineable mineralization, with 19 holes totalling 6,011 metres drilled in total. In addition, several deep holes were drilled to the southwest of the pit. One hole intersected the possible southern extension of the Offset High Grade Zone, 180 metres south of previous drilling.

The search for mineralization at Lac des Iles has reached depths of one kilometre, the deepest drill intercept being in the Offset High Grade Zone. To guide deep exploration, a magnetotelluric survey, which is a deep penetrating geophysical technique, was conducted in 2003. This surveying technique produced a three dimensional interpretation of the geological profile at Lac des Iles. On the basis of this survey several deep diamond drill holes were drilled a kilometre from the Roby Zone pit. Although the core drill holes did not intercept significant mineralization, the information generated from these areas will greatly improve our three dimensional geological model and understanding of the Lac des Iles orebody.

BEYOND THE MINE PROPERTY

On several highly prospective properties in the Lac des Iles area, extensive overburden prevented detailed surface exploration. In these areas, targets generated by geophysical surveys were tested by diamond drilling. Four geophysical anomalies were tested at the Buck Lake property, one on the Weaver Lake property and two near the Murphy Zone of North Lac des Iles. Anomalous metal values were intercepted on all of the properties, but not in sufficient amounts to justify continued exploration.

The grass roots component of the exploration program was maintained at a very active level during 2003. Four option agreements were signed, covering the Roaring River property 60 kilometres north of Lac des Iles, the Chief Peter Lake property 100 kilometres southwest of Lac des Iles, and two properties adjacent to the Company's Shebandowan Lake project 85 kilometres southwest of Lac des Iles.

The 5,404 hectare Roaring River property contains a large complex mafic intrusion, similar to the Lac des Iles intrusion. Exploration at Roaring River is handicapped by extensive overburden of glacial till and glacio-fluvial sediment. Historically, it has been subjected to only minor amounts of exploration. The few bedrock exposures have features similar to the Roby Zone at Lac des Iles


12 NORTH AMERICAN PALLADIUM LTD.                                  BUILDING VALUE

                                                        MAIN HIGH
                                                        GRADE ZONE:
                                                        PLANNED
                                                        UNDERGROUND
                      [PICTURE]                         DEVELOPMENT
                                                        (3D VIEW, LOOKING EAST)








"THE SEARCH FOR MINERALIZATION AT LAC DES ILES HAS REACHED DEPTHS OF ONE KILOMETRE, THE DEEPEST DRILL INTERCEPT BEING IN THE OFFSET HIGH GRADE ZONE."



                                      In March 2004, Maurice (Moe) Lavigne
                                      resigned as Vice President, Exploration to pursue other interests. Moe has been involved in the Company's exploration activity since 1997, leading the exploration development at the Lac des Iles mine. We wish to thank Moe for his contribution to the Company and wish him success in his future endeavours.

LAC DES ILES
EXPLORATION TEAM

Back row (l-r) CLINTON BARR,
PAUL NEILSON, MOE LAVIGNE,                         [PICTURE]
MIKE MACISAAC AND MIKE
GEORGE.

Front row (l-r) KRISTA NELSON,
JASON RICKARD AND BARB
HICKMAN


2003 ANNUAL REPORT                                                            13

A MAJOR COMPONENT ...WILL INVOLVE EXPLORATION ON ITS OWN ANDIN JOINT VENTURE IN KEY PRECIOUS AND BASE METAL MINING CAMPS, PRINCIPALLY IN NORTH AMERICA.

THE COMPANY WILL ALSO CONSIDER GOOD QUALITY GLOBAL EXPLORATION OPPORTUNITIES TO EXPAND ITS RESOURCE BASE.




and prospecting has discovered numerous room-size boulders with elevated base and precious metal values. The bedrock source of the boulders remains undiscovered, buried by the overburden. After several months of reconnaissance evaluation of the property and a review of previous exploration programs, soil sampling was completed at year-end, and further work is planned for 2004.

The Chief Peter Lake property was acquired because of base and precious metal occurrences in mafic dykes and stocks that are part of an extensive system of linked magma chambers and dykes. A magnetic survey was carried out and bedrock was exposed in anomalous areas by removing overburden with a backhoe. The program exposed numerous dykes, but failed to discover additional mineralization, and the option on the property was not renewed.

Late in the year, an option joint venture agreement was signed with Inco Limited for its Haines and Connacher properties, which surround Inco's former Shebandowan mine and are contiguous with the Company's Haines property. North American Palladium's combined Shebandowan Lake project in the Haines and Connacher districts now covers approximately 7,000 hectares.

The Company's original Haines property was acquired on the basis of a palladium discovery that assayed 10 grams per tonne over 10 metres. The metal is contained in the matrix of a magmatic breccia similar to that found at Lac des Iles. At Haines, palladium assays of the breccia matrix have been as high as 42 grams per tonne palladium. Another similarity to Lac des Iles is the widespread occurrence of palladium associated with pegmatitic pyroxenite and gabbro. In addition, nickel and copper-bearing massive sulphide bodies were discovered on the property in the 1960s in a structure that also controls the location of the Shebandowan mine, to the immediate east. Mapping, sampling and overburden stripping by North American Palladium during 2003 resulted in the discovery of an abundance of similar mineralization as well as several styles of gold mineralization.

EXPANDED EXPLORATION EFFORT FOR 2004

In 2004, the Company plans to spend $2.6 million on its exploration programs and additional amounts as necessary to support its broader growth strategy. Exploration at Lac des Iles will involve developing deep targets through continued interpretation of the three dimensional geological model made possible by magnetotelluric surveying. The positive soil survey results at Roaring River will be followed up by geophysical surveys and diamond drilling. The combined Shebandowan Lake properties will be subjected to geophysical surveys and diamond drilling to delineate key targets. An airborne electromagnetic and magnetic survey was completed in February 2004, and will form the basis for detailed modeling of all the Shebandowan Lake properties.

A major component of North American Palladium's exploration strategy will involve exploration on its own and in joint venture in key precious and base metal mining camps, principally in North America. The Company will also consider good quality global exploration opportunities to expand its resource base.


14 NORTH AMERICAN PALLADIUM LTD.                                  BUILDING VALUE

Lac des Iles Mine
STATEMENT OF MINERAL RESERVES AND RESOURCES (1) (2) (3)
As of December 31, 2003


OPEN PIT (4)
                                           TONNES   PALLADIUM   PLATINUM          GOLD   COPPER     NICKEL     PALLADIUM   PLATINUM
                                            (000)   (g/tonne)  (g/tonne)     (g/tonne)      (%)        (%)     (000 oz.)  (000 oz.)
------------------------------------------------------------------------------------------------------------------------------------
RESERVES
Proven                                     25,812        1.72       0.19          0.14     0.06       0.08         1,428        161
Probable                                   10,391        2.14       0.23          0.16     0.07       0.08           715         76
                                          ------------------------------------------------------------------------------------------
TOTAL PROVEN AND PROBABLE                  36,203        1.84       0.20          0.15     0.06       0.08         2,143        237

------------------------------------------------------------------------------------------------------------------------------------
RESOURCES (includes reserves)
Measured                                   33,839        1.73       0.20          0.14     0.06       0.08         1,880        215
Indicated                                  16,103        1.97       0.22          0.15     0.07       0.08         1,020        113
                                          ------------------------------------------------------------------------------------------
TOTAL MEASURED AND INDICATED               49,942        1.81       0.20          0.14     0.06       0.08         2,900        328

------------------------------------------------------------------------------------------------------------------------------------
INFERRED RESOURCES                            110        1.49       0.17          0.11     0.06       0.07             5          1


UNDERGROUND (5) (6)
                                           TONNES   PALLADIUM   PLATINUM          GOLD   COPPER     NICKEL     PALLADIUM   PLATINUM
                                            (000)   (g/tonne)  (g/tonne)     (g/tonne)      (%)        (%)     (000 oz.)  (000 oz.)
------------------------------------------------------------------------------------------------------------------------------------
RESERVES
PROBABLE                                    3,542        6.62       0.40          0.34     0.07       0.08           754         46

------------------------------------------------------------------------------------------------------------------------------------
RESOURCES (includes reserves)
INDICATED                                   4,496        7.35       0.43          0.35     0.07       0.08         1,062         62

------------------------------------------------------------------------------------------------------------------------------------
INFERRED RESOURCES                          5,268        6.09       0.34          0.33     0.07       0.10         1,031         58

NOTES:
1. CIM Standards for Mineral Resources and Mineral Reserves were used to estimate the Lac des Iles mineral reserves and resources.
2. Reserves are included in the measured and indicated resources total for the open pit, and in the indicated resources for the underground. Resources which are not reserves do not have demonstrated economic viability.
3. Mineral reserves and resources are calculated at a cut-off grade of 1.1 grams and 4.5 grams of palladium per tonne for the open pit and for the underground respectively, assuming an average long-term palladium price of US$325 per ounce.
4. C. Turek, D. Kim and C. Craig prepared the reserves and resources estimate for the open pit. Messrs. Turek, Kim and Craig are "qualified persons" as defined in NI 43-101 and are employees of the Company.
5. Graham G. Clow, P.Eng., and David W. Rennie, P.Eng., of Roscoe Postle Associates Inc., an independent geological and mining engineering consulting firm, prepared the reserves and indicated resources estimate for the underground.
6. Inferred resources for the underground were restricted to the Offset zone and estimated by Messrs. Kim and Craig.


2003 ANNUAL REPORT                                                            15

Management's Discussion and Analysis of
Financial Results




THE FOLLOWING IS MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL POSITION AND SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS THAT ARE INCLUDED ELSEWHERE IN THIS ANNUAL REPORT. IT IS INTENDED TO PROVIDE ADDITIONAL INFORMATION ON THE COMPANY'S PERFORMANCE, FINANCIAL POSITION AND OUTLOOK.

OVERVIEW AND STRATEGIC ACTIVITIES

North American Palladium Ltd. (the "Company") operates the Lac des Iles mine located 85 kilometres northwest of Thunder Bay, Ontario. The mine is Canada's only primary producer of platinum group metals and contains one of the largest open pit bulk mineable palladium reserves in the world. In addition to palladium, the Company earns substantial revenue from nickel, platinum, gold and copper by-product metals. Palladium's primary use continues to be in the auto industry where it is an important component in controlling exhaust emissions as mandated by more stringent hydrocarbon emission standards for cars, light trucks and SUVs, particularly in the United States, Europe and Japan. In addition, palladium is consumed in the dental, electronics, jewellery and chemical sectors.

During 2003, the Company replaced the damaged primary crusher and made substantial progress in optimizing the grinding and flotation circuits in the mill. With the resumption of normal crushing operations and the improvement in mill availability, average throughput improved to over 15,000 tonnes per day in the second half of 2003. With continued mill circuit optimization, and normal availability, the mill is expected to operate at an average rate of 15,000 tonnes per day in 2004.

During 2003, the Company continued to investigate the feasibility of an underground development of the Main High Grade Zone, which lies directly below the ultimate depth of the open pit. Based on completion of a positive feasibility study, a decision has been made to proceed with an underground mine development program at an estimated capital cost of $55 million. The Company expects to finance the project using operating cash flow, vendor financing, and a combination of debt and equity.

The Company hedges the price of its palladium production under a long-term contract with a major automotive manufacturer (the "Palladium Sales Contract"). The hedge price is based on the monthly average spot price for palladium with a floor price of US$325 per ounce for 100% of production and a ceiling price of US$550 per ounce for 50% of production. The remaining 50% of production is sold at market prices or the contract floor, whichever is higher. The Palladium Sales Contract expires on June 30, 2005.

RESULTS OF OPERATIONS

The Company generated gross revenue from metal sales of $192.1 million in 2003, compared to $176.8 million in 2002. Revenue in 2003 from the sale of palladium before the mark-to-market effect of price changes and palladium forward contracts was $109.4 million compared to $101.3 million in 2002. The revenue increase was due to a 32% increase in palladium production, offset by a drop in the average palladium price. The Company entered into palladium forward contracts in 2001 for 100,800 ounces of palladium at an average price of US$922 per ounce, the revenue from which had been fully recognized by June 30, 2003. These palladium forward contracts provided additional revenue of $20.4 million in 2003 compared to $46.0 million in 2002. The effect of palladium forward contracts represents the difference between the fixed price realized under the palladium forward contracts and the palladium price at the time of revenue recognition. During 2003, the spot


16 NORTH AMERICAN PALLADIUM LTD.                                  BUILDING VALUE
price of palladium per ounce ranged from a high of US$269 to a low of US$148 and averaged US$200 compared to an average of US$338 during 2002. Palladium production sold to third-party smelters takes up to seven months from time of receipt at the smelter to settle the final pricing. The price adjustment relating to palladium settled and awaiting settlement was a small negative amount of $1.2 million compared to a negative $9.2 million in 2002 when the palladium price weakened throughout the year. Revenue from by-product metal sales increased by 64% to $63.4 million in 2003 compared to $38.7 million in 2002 reflecting the increased production and much improved price levels for nickel, platinum, gold and copper.

During 2003, the mill processed 5,159,730 tonnes of ore or an average of 14,136 tonnes per day compared to 4,851,621 tonnes of ore or an average of 13,292 tonnes per day in 2002. Mining in 2003 moved into a higher-grade section of the pit, with the average palladium head grade improving to 2.31 grams per tonne as compared to 1.91 grams per tonne in 2002. During the year, mill palladium recoveries also improved to 75.5% as compared to 73.8% in 2002. While total production costs for 2003 of $103.7 million were comparable to $100.6 million in the prior year, unit cash costs to produce palladium (production costs including overhead and smelter treatment, refining and freight costs), net of other metal revenues and royalties, decreased to US$175 per ounce in 2003 compared to US$264 per ounce in 2002. The improvement in unit cash costs was achieved by a 32% increase in palladium production to 288,703 ounces in 2003 compared to 219,325 ounces in 2002 combined with higher revenue from by-product metals. With the activation of the new primary crusher in June 2003, continued improvement in mill throughput and availability, and stronger by-product revenue, cash costs improved to US$108 per ounce in the last half of 2003.

Non-cash amortization increased to $28.6 million in 2003 compared to $20.2 million in 2002. The higher amortization amount is attributable to the 32% increase in palladium production and the increase in the unit of production amortization rate due to a restatement of reserves at June 30, 2003 that resulted in a 20% reduction in palladium reserve ounces.

During 2003, there was a write-down of mining interests of $2.3 million relating to the damaged primary crusher, which was removed from service and replaced with a new unit. In 2002, by comparison there was no write-down of mining assets.

Income from mining operations was $33.8 million in 2003 compared to $34.3 million for the previous year. Although there was a significant improvement in palladium production compared to 2002, the results for 2003 were negatively impacted by a lower average realized palladium price and a reduction of $25.6 million in revenue from the palladium forward sales program.

Other income and expense, which includes interest income and expense, exploration and foreign exchange gains and losses, was an income of $12.7 million in 2003 compared to an expense of $5.3 million in 2002. In the current year there was a foreign exchange gain of $18.1 million compared to a gain of $0.8 million in 2002. The foreign exchange gain in the current year relates primarily to the Company's US dollar denominated credit facilities which have benefited from the strengthening of the Canadian dollar compared to the US dollar.

In 2003, the Company incurred interest expense on the project term loan, and on the credit facility provided by Kaiser-Francis Oil Company ("Kaiser-Francis"), in the amount of $3.2 million compared to $5.4 million in 2002.

The Company's current year provision for income tax expense of $8.2 million consists of a current federal large corporation tax expense of $0.8 million and a future income and mining tax expense of $7.4 million. The Company's 2003 tax provision was reduced for the non-taxable portion of a capital gain relating to the foreign exchange gain and for changes in federal and provincial income tax rates and laws affecting the resource industry. Net income for the year improved by 154% to $38.4 million or $0.75 per share (diluted) compared to $15.1 million or $0.30 per share (diluted) in 2002.


2003 ANNUAL REPORT                                                            17

DURING THE YEAR, THE COMPANY'S FINANCIAL POSITION WAS FURTHER STRENGTHENED BY A DISCIPLINED DEBT REDUCTION PROGRAM.

IN 2003, LONG-TERM DEBT WAS REDUCED BY $63.6 MILLION AS A RESULT OF REPAYMENTS OF $45.1 MILLION AND A FOREIGN EXCHANGE GAIN OF $18.5 MILLION.



                                                                              2003
($000, EXCEPT PER SHARE AMOUNTS)                 1ST QTR       2ND QTR     3RD QTR    4TH QTR     FULL YEAR
-------------------------------------------------------------------------------------------------------------
Revenue from metal sales                          45,120        44,631      42,585     59,805       192,141
Net income                                         8,390        10,361       3,535     16,092        38,378
Net income per share                                0.17          0.20        0.07       0.32          0.76
Fully diluted net income (loss) per share           0.17          0.20        0.07       0.31          0.75

                                                                            2002
($000, except per share amounts)                 1st Qtr       2nd Qtr     3rd Qtr    4th Qtr     Full Year
-------------------------------------------------------------------------------------------------------------
Revenue from metal sales                          44,577        41,745      46,547     43,904       176,773
Net income (loss)                                  6,246         7,521       2,894     (1,579)       15,082
Net income (loss) per share                         0.12          0.15        0.06      (0.03)         0.30
Fully diluted net income (loss) per share           0.12          0.15        0.06      (0.03)         0.30

CHANGES IN ACCOUNTING POLICY

Effective January 1, 2003, the Company changed its method of accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees and directors. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. As a result of this change in accounting policy, which was applied prospectively, an expense of $138,000 was recorded in 2003 to reflect the fair value of stock options granted to employees and directors in 2003.

Effective January 1, 2003, the Company adopted a new accounting standard of the Canadian Institute of Chartered Accountants ("CICA") for asset retirement obligations which harmonizes with U.S. Generally Accepted Accounting Principles. This standard significantly changed the method of accounting for future site restoration costs. Under this new standard, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The amount of the liability is subject to re-measurement at each reporting period. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset's carrying value and amortized over the estimated life of the mine. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. As a result of this change, certain balance sheet accounts as of December 31, 2002 were restated as follows: mining interests increased by $6.5 million and the mine closure obligation increased to $7.0 million. An expense of $0.9 million was recorded in 2003 for accretion of the mine closure obligation and depreciation for asset retirements.


18 NORTH AMERICAN PALLADIUM LTD.                                  BUILDING VALUE

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operations (prior to changes in non-cash working capital) was $59.8 million in 2003, compared to $47.5 million in 2002. The $12.3 million increase was primarily due to an increase in income from mining operations that resulted from increased palladium and by-product metal production, offset by lower palladium prices. Changes in non-cash working capital consumed $5.2 million of cash in the current year as compared to $5.4 million in 2002. Palladium awaiting settlement grew to 147,570 ounces at December 31, 2003 compared to 93,619 ounces at December 31, 2002; however, this increase was offset by lower average palladium prices and a weaker US dollar, which are used to value the concentrate awaiting settlement. After allowing for non-cash working capital changes, cash provided by operations was $54.6 million in 2003 compared to $42.1 million in 2002.

Investing activities required $8.3 million of cash in 2003, with short-term investments providing $3.3 million and additions to plant and equipment and deferred exploration and development costs at the Roby deposit requiring $11.7 million. This compares with $8.1 million of net investing activities in 2002.

During the year, the Company's financial position was further strengthened by a disciplined debt reduction program. In 2003, long-term debt was reduced by $63.6 million as a result of repayments of $45.1 million and a foreign exchange gain of $18.5 million. The Company's total debt was reduced to $58.8 million at December 31, 2003 compared to $122.5 million at December 31, 2002. The year-end cash and cash equivalents balance was $12.0 million compared to $11.5 million for the prior year.

RISKS AND UNCERTAINTIES

The price of palladium is the most significant factor influencing the profitability of the Company. In 2003, sales of palladium accounted for approximately 67% of the Company's revenue. Many factors influence the price of palladium, including global supply and demand, speculative activities, international political and economic conditions and production levels and costs in other platinum group metal-producing countries, particularly Russia and South Africa. To offset the price risk, the Company entered into the Palladium Sales Contract and other hedge contracts to cover a portion of expected annual production as set out below.

The possible development of a substitute alloy or synthetic material, which has catalytic characteristics similar to platinum group metals, may result in a future decrease in demand for palladium and platinum.

Currency fluctuations may affect cash flow since production currently is sold in United States dollars, whereas the Company's administration, operating and exploration expenses are incurred in Canadian dollars. As a result, changes in the exchange rate between Canadian and United States dollars can affect revenue and profitability.

The Company is dependent on one mine for its metal production. The business of mining is generally subject to risks and hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual and unexpected rock formations, pit slope failures, flooding and periodic interruptions due to inclement weather conditions or other acts of nature, mechanical equipment and facility performance problems and the availability of materials and equipment. These risks could result in damage to, or destruction of, the Company's properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. Although the Company maintains insurance in respect of the mining operations that is within ranges of coverage consistent with industry practice, such insurance may not provide coverage of all the risks associated with mining. The Company has made a claim under its property damage and business interruption insurance policies relating to the primary crusher failure which occurred in 2002. The Company will record the effect of this insurance recovery in its financial statements when the proceeds are received.


2003 ANNUAL REPORT                                                            19

ACHIEVING OUR TARGETED OPERATING OBJECTIVES AT THE LAC DES ILES MINE AND THE RESULTING STRENGTHENING OF OUR FINANCIAL POSITION WILL ALLOW THE COMPANY TO EXPLOIT THE FUTURE EXPLORATION AND DEVELOPMENT POTENTIAL AT THE LAC DES ILES MINE.




OUTLOOK

North American Palladium made a significant improvement in operating performance in the second half of 2003. Achieving our targeted operating objectives at the Lac des Iles mine and the resulting strengthening of our financial position will allow the Company to exploit the future exploration and development potential at the Lac des Iles mine. The immediate priority is to develop the Main High Grade Zone where the economic viability of a conventional underground mining operation has been demonstrated. The development of the Main High Grade Zone will be fast-tracked by ramp access with commercial production expected in the second half of 2005. This zone is almost 12 metres thick with a strike length in excess of 350 metres and an average grade of 6.6 grams palladium per tonne.

The Company expects to spend over $2.0 million on its 2004 exploration program that will focus on three primary properties that have given encouraging preliminary results. In particular, work on our 100%-owned Haines claim block and the contiguous Inco Limited Shebandowan joint venture properties, totaling almost 7,000 hectares, will figure prominently in the 2004 exploration program.

The Company continues to hold a positive view on the long-term palladium fundamentals and believes that there is the potential for a sustained rally in the price of palladium. The primary use for palladium is in the production of autocatalysts, which are used to reduce harmful air emissions from the exhaust systems of automobiles. Given the continued movement by global governments to enact more stringent air emission standards, palladium demand is expected to increase. With platinum currently trading at more than three times the price of palladium, the Company continues to believe that automobile manufacturers will be encouraged to increase their use of palladium in catalytic converters. The switch back to palladium will be further encouraged by the reliability of supply, which has improved over the past year.

During the second half of 2003, the Company initiated a corporate development strategy to expand its precious metals mining business with an initial focus in Canada. During the coming year, we will continue to evaluate opportunities that include existing base and precious metal operation and development projects. We are targeting advanced-stage projects with the potential to host world-class base and precious metal deposits where our demonstrated operating strength will enhance shareholder value.


20 NORTH AMERICAN PALLADIUM LTD.                                  BUILDING VALUE

Management's Responsibility for Financial Statements







The accompanying consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. Financial statements are not precise since they include certain amounts based on estimates and judgments. When alternative methods exist, management has chosen those it deems most appropriate in the circumstances in order to ensure that the consolidated financial statements are presented fairly, in all material respects, in accordance with generally accepted accounting principles. The financial information presented elsewhere in the annual report is consistent with that in the consolidated financial statements.

The Company maintains adequate systems of internal accounting and administrative controls. Such systems are designed to provide reasonable assurance that the Company's assets are appropriately accounted for and adequately safeguarded and that the financial information is relevant and reliable.

The Board of Directors of the Company is responsible for ensuring that management fulfills its responsibilities for financial reporting, and is ultimately responsible for reviewing and approving the consolidated financial statements and the accompanying management's discussion and analysis. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board and all of its members are non-management directors. The Audit Committee meets periodically with management and the external auditors to discuss internal controls, auditing matters and financial reporting issues, and to satisfy itself that each party is properly discharging its responsibilities. The Audit Committee also reviews the consolidated financial statements, management's discussion and analysis, the external auditors' report, examines the fees and expenses for audit services, and considers the engagement or reappointment of the external auditors. The Audit Committee reports its findings to the Board for its consideration when approving the consolidated financial statements for issuance to the shareholders. Ernst & Young LLP, the external auditors, have full and free access to the Audit Committee.


Toronto, Canada
February 20, 2004


/s/ ANDRE J. DOUCHANE                    /s/ GEORGE D. FAUGHT


ANDRE J. DOUCHANE                        GEORGE D. FAUGHT
President and                            Vice President Finance and
Chief Executive Officer                  Chief Financial Officer


Auditors' Report

TO THE SHAREHOLDERS OF NORTH AMERICAN PALLADIUM LTD.

We have audited the consolidated balance sheets of North American Palladium Ltd. as at December 31, 2003 and 2002 and the consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

As described in note 3(B) to the consolidated financial statements, the Company has changed its accounting policies for asset retirement obligations effective January 1, 2003 and has restated its provision for mine closure costs, mining interests and mine closure obligation.


/s/ ERNST & YOUNG LLP


Chartered Accountants

Toronto, Canada,
February 20, 2004


2003 ANNUAL REPORT                                                            21


North American Palladium Ltd.
CONSOLIDATED BALANCE SHEETS
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS)


                                                                         December 31

                                                                   2003               2002
-----------------------------------------------------------------------------------------------
                                                                                    Restated,
                                                                                    Note 3(b)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                       $    11,950       $    11,536
Short-term investments                                                1,813             5,127
Concentrate awaiting settlement, net - NOTE 4                        94,610            85,312
Inventories - NOTE 5                                                  9,141             7,414
Crushed and broken ore stockpiles                                     6,251             9,157
Future tax asset - NOTE 16                                               84             4,868
Accounts receivable and other assets                                  1,387             1,683
-----------------------------------------------------------------------------------------------
                                                                    125,236           125,097

Mining interests, net - NOTE 6                                      247,116           266,075
Mine closure deposit - NOTE 7                                         4,733             3,470
Deferred financing costs                                              1,290             2,080
Crushed and broken ore stockpiles                                     5,983             7,983
Future tax asset - NOTE 16                                            9,334            11,218
-----------------------------------------------------------------------------------------------
                                                                $   393,692       $   415,923
                                                                ===============================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities                        $    16,041       $    14,813
Taxes payable                                                         1,311             1,940
Future tax liability - NOTE 16                                          216                 -
Current portion of obligations under capital leases - NOTE 8          1,070             1,127
Current portion of project term loan - NOTE 9                        34,538            51,083
-----------------------------------------------------------------------------------------------
                                                                     53,176            68,963

Mine closure obligation - NOTE 3(B)                                   7,300             7,019
Obligations under capital leases   - NOTE 8                           1,015             1,024
Project term loan - NOTE 9                                            7,272            51,083
Kaiser-Francis credit facility - NOTE 10                             14,866            18,163
Future tax liability - NOTE 16                                       10,108             9,600
-----------------------------------------------------------------------------------------------
                                                                     93,737           155,852
-----------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock - NOTE 12                                             313,489           311,983
Deficit                                                             (13,534)          (51,912)
-----------------------------------------------------------------------------------------------
Total shareholders' equity                                          299,955           260,071
-----------------------------------------------------------------------------------------------
                                                                $   393,692       $   415,923
                                                                ===============================
Commitments - NOTE 13
Contingencies - NOTE 15

SEE ACCOMPANYING NOTES

On Behalf of the Board:

/s/ Michael P. Amsden              /s/ Greg Van Staveren

MICHAEL P. AMSDEN                  GREG VAN STAVEREN
Director                           Director


22                 NORTH AMERICAN PALLADIUM LTD.                                 BUILDING VALUE



North American Palladium Ltd.
CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                             Year ended December 31
                                                                       2003           2002             2001
-----------------------------------------------------------------------------------------------------------------
                                                                                    Restated,        Restated,
                                                                                    Note 3(b)        Note 3(b)
REVENUE FROM METAL SALES - NOTE 14                                  $  192,141      $  176,773      $  121,496
Deduct: smelter treatment, refining and freight costs                  (19,048)        (16,909)        (11,140)
-----------------------------------------------------------------------------------------------------------------
Net revenue from mining operations                                     173,093         159,864         110,356
-----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Production costs including overhead                                    103,654         100,599          66,405
Amortization - NOTE 6(B)                                                28,590          20,190          11,515
Administrative expenses                                                  3,788           4,212           4,112
Provision for mine closure costs - NOTE 3(B)                               921             587             637
Write-down of mining interests - NOTE 6(D)                               2,315               -           4,636
-----------------------------------------------------------------------------------------------------------------
Total operating expenses                                               139,268         125,588          87,305
-----------------------------------------------------------------------------------------------------------------

INCOME FROM MINING OPERATIONS                                           33,825          34,276          23,051
-----------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
Interest income                                                            474             663           1,560
Loss on disposal of capital assets                                        (788)            (99)            (14)
Interest                                                                   (17)           (433)           (226)
Interest on long-term debt - NOTES 9 AND 10                             (3,158)         (5,405)         (3,406)
Exploration expense                                                     (1,942)           (850)           (927)
Foreign exchange gain (loss)                                            18,138             792          (6,765)
-----------------------------------------------------------------------------------------------------------------
Total other income (expenses)                                           12,707          (5,332)         (9,778)
-----------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                              46,532          28,944          13,273
Provision for income taxes - NOTE 16                                     8,154          13,862           6,085
-----------------------------------------------------------------------------------------------------------------

NET INCOME FOR THE YEAR                                                 38,378          15,082           7,188

Deficit, beginning of year                                             (51,912)        (66,994)        (74,182)
-----------------------------------------------------------------------------------------------------------------
Deficit, end of year                                                $  (13,534)     $  (51,912)     $  (66,994)
-----------------------------------------------------------------------------------------------------------------

Net income per share                                                $     0.76      $     0.30      $     0.14
                                                                    ==============================================
Diluted net income per share - NOTE 12(B)                           $     0.75      $     0.30      $     0.14
                                                                    ==============================================
Weighted average number of shares outstanding - basic               50,763,566      50,544,634      50,375,690
-----------------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding - diluted
- NOTE 12(B)                                                        50,832,904      50,593,508      50,543,134
-----------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

2003 ANNUAL REPORT                                                            23



North American Palladium Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS)
                                                                              Year ended December 31
                                                                      2003              2002           2001
-----------------------------------------------------------------------------------------------------------------
                                                                                      Restated,      Restated,
                                                                                      Note 3(b)      Note 3(b)
CASH PROVIDED BY (USED IN)
OPERATIONS
Net income for the year                                            $   38,378       $   15,082      $    7,188
Operating items not involving cash
  Future income tax expense                                             7,392           13,046           4,428
  Amortization                                                         28,590           20,190          11,515
  Accrued interest on mine closure deposit                                (63)             (38)           (102)
  Write-down of mining interests                                        2,315                -           4,636
  Foreign exchange loss (gain)                                        (18,519)          (1,494)          6,037
  Loss on disposal of capital assets                                      788               99              14
  Provision for mine closure costs                                        921              587             637
-----------------------------------------------------------------------------------------------------------------
                                                                       59,802           47,472          34,353

Changes in non-cash working capital - NOTE 17(A)                       (5,235)          (5,369)        (31,410)
-----------------------------------------------------------------------------------------------------------------
                                                                       54,567           42,103           2,943
-----------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Repayment of project term loan                                        (45,134)         (33,233)         (6,724)
Issuance of common shares                                               1,506            1,199           1,950
Mine closure deposit                                                   (1,200)          (1,200)         (1,100)
Obligations under capital leases                                       (1,046)          (1,419)         (1,043)
Notes payable - Kaiser-Francis Oil Company                                  -           10,372           7,819
Deferred financing costs                                                    -                -            (276)
Increase in project term loan                                               -                -          78,513
-----------------------------------------------------------------------------------------------------------------
                                                                      (45,874)         (24,281)         79,139
-----------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Short-term investments                                                  3,314             (128)         35,453
Additions to plant and equipment                                      (10,711)          (5,579)       (116,704)
Mining claims, exploration and development costs                         (996)          (2,867)         (3,590)
Proceeds on disposal of plant and equipment                               114              513              31
-----------------------------------------------------------------------------------------------------------------
                                                                       (8,279)          (8,061)        (84,810)
-----------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                          414            9,761          (2,728)
Cash and cash equivalents, beginning of year                           11,536            1,775           4,503
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                             $   11,950       $   11,536      $    1,775
                                                                   ==============================================

SEE ACCOMPANYING NOTES

24      NORTH AMERICAN PALLADIUM LTD.                         BUILDING VALUE

North American Palladium Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS for the years ended December 31, 2003, 2002 and 2001
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS)


1.   NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     North American Palladium Ltd. ("NAP" or "the Company") is a Canadian company in the business of exploring for and mining Platinum Group Metals ("PGMs") and certain base and precious metals. Its principal asset is the Lac des Iles mine located in the Thunder Bay District in Ontario. The Company operates in one geographical area, Canada, and in one operating segment, mining.

     The Company's financial position and operating results are directly affected by the market price of the PGMs in relation to the Company's production costs. The prices of PGMs and by-product metals (palladium, platinum, gold, copper and nickel) fluctuate widely and are affected by numerous factors beyond the Company's control. The Company is under long-term contracts with two smelting firms for the sale of its concentrates. During 2000 the Company entered into a long-term palladium sales agreement, which expires on June 30, 2005, with a major automotive manufacturer to hedge the sale of all of its palladium production (NOTE 13(A)).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and, except as discussed in note 18, conform in all material respects with United States generally accepted accounting principles. The more significant accounting policies are summarized as follows:

     BASIS OF CONSOLIDATION

     These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Lac des Iles Mines Ltd. ("LDI").

     REVENUE AND CONCENTRATE AWAITING SETTLEMENT

     All revenue including by-product metals, is recognized net of royalties upon the delivery of concentrate to the third-party smelter. Concentrate awaiting settlement at the smelter is recorded at net realizable value less estimated smelting, refining and transportation costs. Final prices for concentrate awaiting settlement are determined up to seven months after delivery to the smelter. Revaluations of net realizable value are included in revenue at each reporting period and are adjusted for the effects of the sales contracts with the smelters and hedging instruments.

     Although the Company sold its metals during 2003 to a limited number of customers, the Company is not economically dependent upon them as there are other markets throughout the world for the Company's metals.

     DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into forward commodity sales contracts from time to time to hedge the effect of changes in the prices of metals it produces on the Company's revenues (NOTES 13(A), (C) AND (D)). Gains and losses realized on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales (NOTE 14) when the hedged transaction occurs.

     From time to time the Company enters into foreign exchange forward sales contracts to manage the effect of fluctuations in the value of committed US dollar denominated revenues. For those forward exchange contracts designated by the Company as hedges, a gain or loss is recognized in metal sales when the hedged transaction occurs. Those foreign exchange forward sales contracts not designated by the Company as hedges are marked to market as at the balance sheet date and the resultant gains or losses are included in earnings for the period. The fair value of the Company's derivative financial instruments is determined based on forward prices supplied by knowledgeable, independent third parties.

     The Company uses electricity swap contracts to hedge the effects of price fluctuations in its electricity purchase requirements in Ontario (NOTE 13(E)). The net swap settlements are recognized in the same period as the hedged transaction.

     The Company does not hold financial instruments or derivative financial instruments for trading purposes. Cash flows arising in respect of hedging transactions are recognized under cash flows from operating activities.

     The Company does not consider the credit risk associated with its financial instruments to be significant. Foreign currency contracts and commodity hedge contracts are maintained with credit worthy counter-parties, and the Company does not anticipate that any counter-party will fail to meet its obligations.

     CONCENTRATE, CRUSHED AND BROKEN ORE STOCKPILES AND SUPPLIES INVENTORIES

     Concentrate and crushed and broken ore stockpiles are valued at the lower of average production cost and net realizable value.

2003 ANNUAL REPORT                                                            25

     Average production cost does not include an allocation of the amortization of production related assets. Crushed and broken ore stockpiles represent coarse ore that has been extracted from the mine and is available for further processing. Stockpile tonnages are verified by periodic surveys. The crushed and broken ore stockpiles contain a minimum grade of 1.1 grams of palladium per tonne, which is the cut-off grade used to determine mineral reserves and resources. The amount of stockpiled ore that is not expected to be processed within one year is shown as a long-term asset. Supplies inventory is valued at the lower of average direct acquisition cost and replacement cost.

     MINING INTERESTS

     Plant and equipment are recorded at cost with amortization generally provided either on the unit-of-production method over the proven and probable reserves to which they relate or on a straight-line method over their estimated useful lives of seven years.

     The Company leases certain equipment under capital leases. These leases are capitalized based on the lower of fair market value and the present value of future minimum lease payments. The corresponding liabilities are recorded as obligations under capital leases. This equipment is being amortized on the same basis as described above.

     Mining leases and claims and royalty interests are recorded at cost and are amortized on the unit-of-production method over the proven and probable reserves.

     Exploration and development costs relating to properties are charged to earnings in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of established proven and probable reserves, future development and exploration expenditures are capitalized. Determination as to reserve potential is based on the results of feasibility studies, which indicate whether production from a property is economically feasible. Initial feasibility studies are optimized once drilling has confirmed the shape, grades and continuity of the mineralization. Upon commencement of the commercial production of a development project these costs are amortized using the unit-of-production method over the proven and probable reserves. Deferred expenditures, net of salvage values, relating to a property that is abandoned or considered uneconomic for the foreseeable future are written off.

     Each year, the Company reviews mining plans for the remaining life of each property. Significant changes in the mine plan can occur as a result of mining experience, new discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology and other factors. Based on year-end ore reserves and the current mine plan, the Company reviews annually its accounting estimates and makes adjustments accordingly.

     The Company assesses long-lived assets for recoverability whenever indicators of impairment exist. When the carrying value of a long-lived asset is less than its net recoverable value as determined on an undiscounted basis, an impairment loss is recognized to the extent that its fair value, measured as the discounted cash flows over the life of the asset. Future cash flows are estimated based on quantities of recoverable minerals, expected palladium and other commodity prices (considering current and historical prices, price trends and related factors), production levels and cash costs of production and capital, all based on detailed engineering life-of-mine plans. The term "recoverable minerals" refers to the estimated amount of palladium and other commodities that will be obtained from proven and probable reserves after taking into account losses during ore processing and treatment. Assumptions underlying future cash flow estimates are subject to risk and uncertainty.

     ASSET RETIREMENT OBLIGATIONS

     Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The amount of the liability is subject to re-measurement at each reporting period. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of mining interests and amortized over the estimated life of the mine. In determining the estimated obligation and asset the total undiscounted cash flows estimated were approximately $5.8 million to $9.8 million, the majority of which is to be paid at the end of the mine life. The estimated asset retirement obligation may change materially based on future changes in operations, costs of reclamation and closure activities, and regulatory requirements.

     STOCK-BASED COMPENSATION PLAN

     The Company has a stock-based compensation plan which is described in note 12(a). Effective January 1, 2003, the Company prospectively adopted the fair value method of accounting for stock-based compensation in accordance with the recommendations issued by The Canadian Institute of Chartered Accountants ("CICA"). For options granted from January 1, 2002 the Company elected to not recognize compensation expense when stock options are issued to employees. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital.

     TRANSLATION OF FOREIGN CURRENCY

     Transactions recorded in United States dollars have been translated into Canadian dollars as follows:

     1. Monetary items at the rate prevailing at the consolidated balance sheet dates;
     2. Non-monetary items at the historical exchange rate; and
     3. Revenue and expenses at the actual rate in effect during the applicable accounting period.

     All resulting foreign exchange gains and losses are recorded in the consolidated statements of earnings and deficit.

     INCOME TAXES

     The Company follows the liability method of tax allocation for accounting for income taxes. Under the liability method of tax

26  NORTH AMERICAN PALLADIUM                                      BUILDING VALUE
     allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on future tax liabilities and assets of a change in tax rates is recognized in income in the period that the change occurs.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on account, demand deposits and short-term investments with original maturities of three months or less and are stated at cost. Cash and cash equivalents at December 31, 2003 include cash equivalents of nil (2002 - $4,738).

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of all financial instruments on the balance sheet approximate fair value due to their short-term maturities or variable interest rates.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and that also affect the reported amounts of revenues and expenses during the reported year. Actual results could differ from those estimates.

3.   CHANGES IN ACCOUNTING POLICIES

     (A) Stock-based compensation

     Effective January 1, 2003, the Company changed its method of accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees and directors. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. As a result of this change in accounting policy, which was applied prospectively, an expense of $138 was recorded in 2003 to reflect the fair value of stock options granted to employees and directors in 2003.

     (B) Asset retirement obligations

     Effective January 1, 2003, the Company adopted a new accounting standard of the Canadian Institute of Chartered Accountants ("CICA") for asset retirement obligations which harmonizes the accounting with Generally Accepted Accounting Principles in the U.S. This standard significantly changed the method of accounting for future site restoration costs. Under this new standard, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The amount of the liability is subject to re-measurement at each reporting period. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset's carrying value and amortized over the estimated life of the mine. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. As a result of this change, certain balance sheet accounts as of December 31, 2002 were restated as follows: mining interests increased by $6,489 and the mine closure obligation increased to $7,019. An expense of $921 was recorded in 2003 for accretion of the mine closure obligation and amortized for asset retirements. This accounting policy change increased the provision for mine closure costs by $53 in 2002 (reduced net income per share by nil) and $322 in 2001 (reduced net income per share by $0.01).

4.   CONCENTRATE AWAITING SETTLEMENT

     Concentrate awaiting settlement is comprised of:
                                                         2003            2002
--------------------------------------------------------------------------------
     Concentrate awaiting settlement, gross           $  104,880     $   92,533
     Refining and smelter treatment charges              (10,270)        (7,221)
--------------------------------------------------------------------------------
     Concentrate awaiting settlement, net             $   94,610     $   85,312
                                                      ==========================

     The gross value of concentrate awaiting settlement represents the value of all PGMs and base metals from production shipped to and received by the third-party smelters between June and December 2003, including 147,570 ounces of palladium (2002 - between July and December 2002, including 93,619 ounces of palladium).

     All of the concentrate awaiting settlement is from two domestic customers at December 31, 2003 (2002 - two domestic customers). No reserves for doubtful accounts have been established. In the opinion of management, full realization will occur on all such receivables.

5.   INVENTORIES

     Inventories consist of the following:
                                                          2003          2002
--------------------------------------------------------------------------------
     Concentrate                                      $    1,669     $      670
     Supplies                                              7,472          6,744
--------------------------------------------------------------------------------
                                                      $    9,141     $    7,414
                                                      ==========================

2003 ANNUAL REPORT                                                            27

6.   MINING INTERESTS

     (A) Mining interests are comprised of the following:

                                                                      2003             2002
--------------------------------------------------------------------------------------------------------
     Plant and equipment, at cost                                $    322,966     $    313,405
     Accumulated amortization                                         108,972           82,718
--------------------------------------------------------------------------------------------------------
                                                                      213,994          230,687
                                                                 =============================

     Equipment under capital lease, at cost                             3,758            3,299
     Accumulated amortization                                           1,056              311
--------------------------------------------------------------------------------------------------------
                                                                        2,702            2,988
                                                                 =============================

     Mining leases and claims, royalty interest, exploration
       and development, at cost                                        82,353           81,357
     Accumulated amortization                                          51,933           48,957
--------------------------------------------------------------------------------------------------------
                                                                       30,420           32,400
--------------------------------------------------------------------------------------------------------
Mining interests, net                                            $    247,116     $    266,075
                                                                 =============================

     (B) Amortization expense is comprised of:

                                                                            2003        2002         2001
-----------------------------------------------------------------------------------------------------------------
     Capital assets (including plant and equipment, and equipment
       under capital lease)                                             $  24,746    $  17,505    $  10,268

     Mining leases and claims, royalty interest, exploration and
       development costs                                                    3,054        1,895          852

     Deferred financing costs                                                 790          790          395
-----------------------------------------------------------------------------------------------------------------
                                                                        $  28,590    $  20,190    $  11,515
                                                                        ===================================

     (C) During 2003, the Company capitalized interest of nil (2002 - nil; 2001
     - $3,190).

     (D) The Company recorded a write-down of $2,315 in 2003 pertaining to the retirement of a damaged primary crusher and $4,636 in 2001 when plant and equipment were removed from service with the commissioning of the new mill.

7.   MINE CLOSURE PLAN

     The Company, in conjunction with the Ontario Ministry of Northern Development and Mines (the "Ministry"), has established a trust fund (the "Fund") pursuant to the Company's mine closure plan. The mine closure plan calls for a total amount of $7,802 to be accumulated in the Fund in order to allow for the eventual clean-up and restoration of the mine site.

     Commencing in February 2001, the Fund, controlled by the Ministry, will accumulate through monthly deposits of $100. At December 31, 2003, the Company had $4,733 (2002 - $3,470) on deposit with the Ministry including accrued interest of $203. The funds on deposit bear interest at current short-term deposit rates and will be returned to the Company once the mine closure is completed.

8.   LEASE OBLIGATIONS

     The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments:

                                                                     2003           2002
------------------------------------------------------------------------------------------------
     2003                                                      $        -    $     1,226
     2004                                                           1,098            465
     2005                                                             620            613
     2006                                                             257              -
     2007                                                             171              -
------------------------------------------------------------------------------------------------
     Total minimum lease payments                                   2,146          2,304

     Amounts representing interest rates from 3.62% - 7.7%             61            153
------------------------------------------------------------------------------------------------
     Present value of minimum lease payments                  $     2,085    $     2,151
     Less current portion                                     $     1,070    $     1,127
------------------------------------------------------------------------------------------------
     Long-term liabilities                                    $     1,015    $     1,024
                                                              ==========================


28  NORTH AMERICAN PALLADIUM LTD.                                 BUILDING VALUE

9.   PROJECT TERM LOAN

     On June 27, 2000, the Company received a US$90,000 non-revolving term credit facility, which was amended on July 11, 2002. The credit facility financed part of the capital costs, working capital and interest during construction of the expansion project. Outstanding loans bear interest or stamping fees based upon banker's acceptances or LIBOR rates plus a margin of 1 3/4%.

     In return for granting the loan the lender received a secured interest in all of the Company's existing and future assets. In addition, the lender received an assignment of all material agreements including the palladium sales contract (NOTE 13(A)) and a pledge of the shares of LDI.

     Kaiser-Francis Oil Company ("Kaiser-Francis"), the majority shareholder of the Company, and its shareholders have guaranteed the Company's obligations under the credit facility in return for a fee of 0.5% per annum of amounts drawn under the loan facility. Amounts paid to Kaiser-Francis in connection with this guarantee were $338 (2002 - $605; 2001 - $531).

     Amounts drawn under the credit facility are required to be repaid in quarterly installments. At December 31, 2003, there were five remaining installment payments as follows: US$7,031 for each of the first three quarters in 2004 and US$5,625 for the last quarter of 2004 and the first quarter of 2005. The final maturity date of the credit facility is March 31, 2005.

     The Company has the right to prepay any amount outstanding under the credit facility, without penalty, and in some circumstances may be required to make prepayments equal to the amount of insurance proceeds received in connection with a major loss or 66% of excess cash flow, which is defined as cash flow less payments of principal and interest and payments to the debt service reserve amount.

     The credit facility includes customary representations, warranties and covenants, including a covenant by the Company not to pay dividends or make any other payment to shareholders while the loan is outstanding. The credit facility also provides for customary events of default, including default of performance under a material agreement or debt, as well as if a party other than Kaiser-Francis acquires more than 40% of the Company, or upon the death of Mr. Kaiser, the controlling shareholder of Kaiser-Francis.

10.  KAISER-FRANCIS CREDIT FACILITY

     On December 13, 2001, the Company entered into a US$20,000 non-revolving credit facility with Kaiser-Francis. The loan was used to finance the Company's working capital requirements. The loan bears interest based upon the 30-day LIBOR rate plus 2.25%. The final maturity date of the loan is May 31, 2005. Amounts not drawn under the loan are subject to a standby fee payable quarterly at 0.125% per annum. The Company paid on closing a commitment fee of 0.75% of the total commitment (US$150). In connection with the loan, the Company has granted Kaiser-Francis security interests in all of the assets of the Company and a pledge of the LDI shares. The security interests and pledge of LDI shares are subordinated to the security interests of the project term loan facility. As at December 31, 2003, the outstanding loan was US$11,500 (2002 - US$11,500).

     The loan agreement includes customary representations, warranties and covenants, including a covenant by the Company not to pay dividends or make any other payment to shareholders while the loan is outstanding. The loan agreement also provides for customary events of default.


11.  RELATED PARTY TRANSACTIONS AND COMMITMENTS

     In addition to the related party transactions with Kaiser-Francis disclosed in notes 9 and 10, the Company has completed the following related party transactions:

     (A) On January 1, 1999, the Company entered into a farm-in agreement with a mining company of which one of the Company's directors is an officer and director. Under the agreement, the Company earned the right to a 100% interest in six mining claims in the vicinity of the Lac des Iles property by making payments to the optionor totaling $260 and by conducting exploration work in the amount of $135 by December 31, 2000. The optionor retained a 2% net smelter royalty on the farm-in claim property.

     (B) In 2003, a director of the Company received a fee of $400 (2002 - $412; 2001 - $166) in connection with the negotiations related to the palladium sales contract entered into by the Company in 2000 (NOTE 13(A)). The contract was made prior to such person becoming a director of the Company. A second director received a fee of nil (2002 - nil; 2001 - $33) in connection with consulting services provided to the Company.

2003 ANNUAL REPORT                                                            29

12.  CAPITAL STOCK

     The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of special shares, issuable in series, including 10,000,000 Series "A" preferred shares.

     (A) Common Shares:

     The changes in issued common share capital for the year are summarized below:

                                                                     2003                    2002                 2001
--------------------------------------------------------------------------------- ---------------------- -------------------------
                                                              SHARES     AMOUNT     SHARES      AMOUNT      SHARES      AMOUNT
--------------------------------------------------------------------------------- ---------------------- -------------------------
     Common shares issued, beginning of year               50,647,955  $ 311,983  50,447,630  $ 310,784  50,028,772  $ 308,834
     Common shares issued
        Pursuant to stock options exercised                    13,450        101     115,572        490     375,355      1,475
        To Group Registered Retirement Savings
           Plan participants                                  190,605        905      84,753        709      43,503        475
        Private placement                                      43,328        500           -          -           -          -
--------------------------------------------------------------------------------- ---------------------- -------------------------
     Common shares issued, end of year                     50,895,338  $ 313,489  50,647,955  $ 311,983  50,447,630  $ 310,784
                                                           ===================================================================

     GROUP REGISTERED RETIREMENT SAVINGS PLAN

     The Company has arranged a group registered retirement savings plan, which all employees can participate in at their option. The Company is required to make matching contributions to a maximum of $5 per employee per annum. The Company matching contribution can be made either in cash or treasury shares of the company. During 2003 the Company contributed 190,605 shares at a stated capital of $905 (2002 - 84,753 shares at a stated capital of $709; 2001 - 43,503 shares at a stated capital of $475).

     PRIVATE PLACEMENT

     On December 22, 2003, the Company completed a private placement of 43,328 flow through common shares. The gross proceeds of $500 must be spent on Canadian exploration expenses as defined in section 66 of the Income Tax Act (Canada) by December 31, 2004.

     CORPORATE STOCK OPTION PLAN

     The Company has adopted, and the shareholders have approved, the ongoing 1995 Corporate Stock Option Plan (the "Plan"), under which eligible directors, officers, employees and consultants of the Company are entitled to receive options to acquire common shares. The Plan is administered by the Compensation Committee, a subcommittee of the Board of Directors, which will determine the number of options to be issued, the exercise price (which may not be lower than the closing price of the Company's common shares on the Toronto Stock Exchange (TSX) on the day prior to the date of grant) and expiration dates of each option, the extent to which each option is exercisable provided that the term of an option shall not exceed 10 years from the date of grant, as well as establishing a limited time period should the optionee cease to be an "Eligible Person" as set forth in the conditions of the Plan. Options granted since December 2001 vest as to 1/3 on each of the first three anniversary dates of the date of grant. Prior to December 2001, options granted under the Plan vested as to 1/3 on the date of grant and 1/3 on each of the first two anniversary dates.

     The maximum number of common shares subject to option shall not exceed 2,700,000, being approximately 5.3% of the outstanding common shares or such greater number of common shares as may be determined by the Board of Directors, and approved if required, by the shareholders of the Company and by any relevant stock exchange or other regulatory authority. As at December 31, 2003, 591,127 options were available to be granted under the Plan.

     The following summary sets out the activity in outstanding common share purchase options:

                                                            2003                     2002
----------------------------------------------------------------------------------------------------------
                                                                WEIGHTED-                WEIGHTED-
                                                                 AVERAGE                   AVERAGE
                                                                EXERCISE                  EXERCISE
                                                     SHARES        PRICE      SHARES         PRICE
----------------------------------------------------------------------------------------------------------
     Outstanding, beginning of year                1,066,939    $  11.04    1,402,278     $  10.74
     Granted                                         258,000        3.71      148,000        10.01
     Exercised                                       (13,450)       7.50     (115,572)        4.24
     Cancelled                                      (272,632)      11.15     (367,767)       11.62
----------------------------------------------------------------------------------------------------------
     Grand total                                   1,038,857    $   9.24    1,066,939     $  11.04
                                                  ================================================
     Options exercisable at end of year              685,057    $  11.27      753,855     $  11.02
                                                  ================================================

30  NORTH AMERICAN PALLADIUM LTD.                                 BUILDING VALUE

     The following table summarizes information about the Company's stock options outstanding at December 31, 2003 (SEE ALSO NOTE 15(A)):

     EXERCISE PRICE                       EXPIRY DATES             OPTIONS            OPTIONS
                                                            OUTSTANDING AT     EXERCISABLE AT
                                                            DEC. 31, 2003       DEC. 31, 2003
----------------------------------------------------------------------------------------------------
     $       3.42                        April 7, 2011            180,500                   -
     $       3.70                        April 1, 2011             50,000                   -
     $       4.75                    February 27, 2011              7,500                   -
     $       5.92                    September 2, 2011             20,000                   -
     $       7.50                     October 23, 2006             24,217              24,217
     $       7.89                    December 12, 2009             59,400              39,600
     $       8.40                        March 3, 2005             75,000              75,000
     $       9.30                        July 27, 2005            126,983             126,983
     $       9.40                       March 15, 2005             26,839              26,839
     $       9.70                     November 6, 2005             24,168              24,168
     $      10.01                         June 6, 2010            114,000              38,000
     $      13.55                         June 6, 2006            217,750             217,750
     $      13.90                    December 14, 2005             47,250              47,250
     $      14.44                    February 13, 2006             65,250              65,250
----------------------------------------------------------------------------------------------------
                                                                1,038,857             685,057
                                                           ==================================

          The Company has reserved for issuance 1,038,857 common shares in the event that these options are exercised.

          Prior to January 1, 2003, the Company did not recognize compensation expense for stock options. Had compensation expense for options granted in 2002 under the Company's stock option plan been determined based on the fair value at the grant dates consistent with the fair value based method of accounting for stock-based compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                     2003          2002
-----------------------------------------------------------------------------------------------------
          Net income as reported                                 $   38,378     $    15,082
          Stock-based compensation                                      160             160
-----------------------------------------------------------------------------------------------------
          Pro forma net income                                   $   38,218     $    14,922
-----------------------------------------------------------------------------------------------------
          Pro forma basic and diluted net income per share       $     0.75     $      0.30
                                                                 ==========================

          The fair value of options granted in 2003 has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 4% (2002 - 4%), expected dividend yield of nil (2002 - nil), expected volatility of 48% (2002 60%), and expected option life of 3 years (2002-3 years) The estimated fair value of the options is expensed over the option's vesting period, which is 3 years. The weighted average fair market value of options granted in 2003 was $2.13 (2002 - $4.33).

          (B) Reconciliation of the diluted number of shares outstanding:

                                                                            2003              2002              2001
-------------------------------------------------------------------------------------------------------------------------------
          Net income available to common shareholders                  $      38,378     $      15,082     $       7,188
-------------------------------------------------------------------------------------------------------------------------------
          Weighted average number of shares outstanding                   50,763,566        50,544,634        50,375,690
          Effect of dilutive securities:
             Stock options                                                    69,338            48,874           167,444
-------------------------------------------------------------------------------------------------------------------------------
          Weighted average diluted number of shares outstanding           50,832,904        50,593,508        50,543,134
-------------------------------------------------------------------------------------------------------------------------------
          Diluted net income per share                                 $        0.75     $        0.30     $        0.14
                                                                       =================================================

13.  COMMITMENTS

     (A) Palladium Sales Contract

     During 2000, the Company entered into a contract (the "Palladium Sales Contract") whereby the Company hedged the price of 100% of the palladium the Company is entitled to receive from the smelter firms. Under the Palladium Sales Contract the sales price is based on the monthly average spot price for palladium, as determined by the London Metal Exchange P.M. Fix, for the month prior to the month that the metal is received by the customer, but the price will be no less than US$325 per ounce for 100% of the metal received and no more than US$550 per ounce for 50% of the metal received. For the remaining 50% of the metal received, there is no maximum price. The Palladium Sales Contract's term commenced effective July 1, 2000 and expires on June 30, 2005. The fair value of the Palladium Sales Contract approximated its carrying value as at December 31, 2003.

     (B) Sheridan Platinum Group of Companies ("SPG") Commitment

     The Company is required to pay a royalty to SPG equal to 5% of the Net Cash Proceeds, as defined in the agreement until the expiration of the Lac des Iles mine leases.

2003 ANNUAL REPORT                                                            31

     (C) Platinum forward contracts

     At December 31, 2003, the Company had forward sales contracts for 13,677 ounces of platinum at an average price of US$754 per ounce maturing at various dates through December 2004. The fair value of these forward sales contracts was below their carrying value by $142 as at December 31, 2003.

     (D) Nickel swap contracts

     At December 31, 2003, the Company had swap contracts for 2,381,000 lbs. of nickel at an average fixed price of US$5.67 per lb. maturing at various dates through December 2004. The fair value of these swap contracts was below their carrying value by $2,651 as at December 31, 2003.

     (E) Electricity swap contracts

     At December 31, 2003, the Company had electricity swap contracts on 65,755 MWh of electricity at a fixed price of $54.00 per MWh maturing at various dates through December 2004. As at December 31, 2003, the fair value of these swap contracts approximated their carrying value.

14.  REVENUE FROM METAL SALES


                                                            2003            2002           2001
---------------------------------------------------------------------------------------------------------
     Palladium (A)                                       $   109,443     $   101,317     $   80,925
     Palladium forward contracts (B)                          20,437          46,033         27,825
     Adjustments for mark-to-market                           (1,163)         (9,243)        (5,831)
     Other metals                                             63,424          38,666         18,577
---------------------------------------------------------------------------------------------------------
                                                         $   192,141     $   176,773     $  121,496
                                                         ==========================================

     (A) Palladium revenues include the effect of the Palladium Sales Contract (NOTE 13(A)).

     (B) The Company entered into palladium forward contracts in 2001 for 100,800 ounces of palladium at an average price of US$922 per ounce, the revenue from which was fully recognized by June 30, 2003. The effect of palladium forward contracts represents the difference between the fixed price realized under the palladium forward contracts and the palladium price at the time of revenue recognition.

15.  CONTINGENCIES

     (A) The Company is a defendant in an action by another mining company claiming damages in the amount of $20,000, punitive and exemplary damages in the amount of $5,000 and a declaration that the Company held the Compania Minerales de Copan, S.A. de C.V. ("Copan") property in trust for the plaintiff. No provision has been made in the accounts as at December 31, 2003 or 2002 for any possible loss from this action as management of the Company believes it has a valid defense and it has been indemnified by SPG regarding this action. In addition, certain stock options are claimed to be held by employees of Copan. These options have not been included in note 12(A) as the Company has been indemnified by SPG regarding such matters.

     (B) The Company has filed a claim with its insurance company relating to losses incurred in connection with the failure of the primary crusher in 2002. The Company will record the effect of this insurance recovery when the proceeds are received.

     (C) From time to time, the Company is involved in other litigation, investigations, or proceedings related to claims arising out of its operations in the ordinary course of business. In the opinion of the Company's management, these claims and lawsuits in the aggregate, even if adversely settled, will not have a material effect on the consolidated financial statements.

16.  INCOME TAXES

     The provision for income and mining taxes differs from the amount that would have resulted by applying the combined Canadian Federal and Ontario statutory income tax rates of approximately 39%.

                                                                      2003           2002             2001
-------------------------------------------------------------------------------------------------------------------
     Income tax provision using statutory income tax rates        $     18,147    $    11,888     $     5,573
     Increase (decrease) in taxes resulting from:
         Changes in income tax rates and laws                           (3,546)             -               -
         Resource allowance                                             (3,342)        (5,320)         (2,384)
         Non-taxable portion of capital (gains) losses                  (2,908)             -           1,389
         Benefit of income tax losses not previously recognized           (811)             -          (2,200)
         Federal large corporations taxes                                  837            817             827
         Ontario mining taxes                                              983          4,357           2,226
         Other                                                          (1,206)         2,120             654
-------------------------------------------------------------------------------------------------------------------
     Income tax expense                                           $      8,154    $    13,862     $     6,085
                                                                  ===========================================

32  NORTH AMERICAN PALLADIUM LTD.                                 BUILDING VALUE

     The details of the Company's income tax expense (recovery) are as follows:

                                                          2003            2002           2001
-----------------------------------------------------------------------------------------------------
     Current income tax expense:
             Income taxes                              $     (550)     $        -    $      830
             Mining taxes                                     475               -             -
             Federal large corporations tax                   837             816           827
-----------------------------------------------------------------------------------------------------
                                                       $      762      $      816    $    1,657
-----------------------------------------------------------------------------------------------------

     Future income tax expense:
             Income taxes                              $    6,884      $    8,546    $    2,228
             Mining taxes                                     508           4,500         2,200
-----------------------------------------------------------------------------------------------------
                                                       $    7,392      $   13,046    $    4,428
-----------------------------------------------------------------------------------------------------
                                                       $    8,154      $   13,862    $    6,085
                                                       ========================================

     Future tax assets (liabilities) consist of the following temporary differences:

                                                                  2003            2002
--------------------------------------------------------------------------------------------------
     Current future income tax asset:
             Non-capital loss carry-forwards                   $        84    $     4,868
--------------------------------------------------------------------------------------------------
             Net future tax asset, current                     $        84    $     4,868
--------------------------------------------------------------------------------------------------

     Long-term future income tax asset:
             Mining interests, net                             $     7,472    $     8,426
             Deferred financing costs                                1,022          1,823
             Non-capital loss carry-forwards                             -            969
             Future mining tax liability                             2,157              -
             Other assets                                              231              -
             Ontario corporate minimum tax credits                     257              -
             Capital loss carry-forwards                             1,308          2,100
             Valuation allowance for capital loss                   (1,308)        (2,100)
             carry-forwards
--------------------------------------------------------------------------------------------------
             Future income tax asset, long-term                     11,139         11,218

     Future income tax liability, long-term:
             Project term loan and Kaiser-Francis credit            (1,805)             -
             facility
--------------------------------------------------------------------------------------------------
             Net future income tax asset, long-term            $     9,334    $    11,218
--------------------------------------------------------------------------------------------------

     Current future income tax liability:
             Deferred financing costs                          $       216    $         -
--------------------------------------------------------------------------------------------------
             Net future tax asset, current                     $       216    $         -
--------------------------------------------------------------------------------------------------

     Future mining tax liability, long-term:
             Mining interests, net                             $    10,108    $     9,600
--------------------------------------------------------------------------------------------------
             Net future mining tax liability, long-term        $    10,108    $     9,600
--------------------------------------------------------------------------------------------------

     At December 31, 2003, the Company had net capital loss carry-forwards of approximately $3,700 (2002 - $5,700), which are available to reduce net capital gains of future years.

17. STATEMENT OF CASH FLOWS

     (A) The net changes in non-cash working capital balances related to operations are as follows:

                                                             2003              2002               2001
--------------------------------------------------------------------------------------------------------------
     Decrease (increase) in:
     Concentrate awaiting settlement                    $     (9,298)     $     (2,778)     $    (32,825)
     Inventories and stockpiles                                3,179               507           (12,815)
     Accounts receivable and other assets                        296               943             2,992
--------------------------------------------------------------------------------------------------------------
                                                        $     (5,823)     $     (1,328)     $    (42,648)
--------------------------------------------------------------------------------------------------------------

     Increase (decrease) in:
     Accounts payable and accrued liabilities           $      1,218      $     (2,442)     $      9,679
     Taxes payable                                              (630)           (1,599)            1,559
--------------------------------------------------------------------------------------------------------------
                                                        $        588      $     (4,041)     $     11,238
--------------------------------------------------------------------------------------------------------------
                                                        $     (5,235)     $     (5,369)     $    (31,410)
                                                        =================================================

2003 ANNUAL REPORT                                                            33

     (B) Cash outflows during the year for interest and income taxes were as follows:

                                                2003           2002             2001
--------------------------------------------------------------------------------------------
      Interest paid                         $    3,433     $     5,842      $     6,390
      Income taxes paid                     $        -     $         -      $         -

     (C) During 2003, capital assets (including plant and equipment and equipment under capital lease) were acquired at an aggregate cost of $11,691 (2002 - $7,093; 2001 - $117,948) of which $980 (2002 - $1,514;
          2001 - $1,244) were acquired by means of capital leases.

18.  RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE U.S.

     These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from those in the United States. The following table presents amounts that would have been reported had the Company's consolidated financial statements been prepared on the basis of United States generally accepted accounting principles ("U.S. GAAP"):


     (CANADIAN FUNDS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         2003            2002            2001
---------------------------------------------------------------------------------------------------------------------
     Statements of earnings and deficit:
     Net income under Canadian GAAP                                  $    38,378     $    15,082      $    7,188
     Amortization of capitalized interest (A)                                (39)            (20)            (17)
     Concentrates and crushed and broken ore stockpiles (B)               (1,702)           (404)          2,914
     Derivative financial instruments (C)                                 (2,867)             74               -
     Reversal of asset retirement obligation under Canadian GAAP (E)           -              53             322
     Tax effect of differences                                             1,459             112            (879)
---------------------------------------------------------------------------------------------------------------------
     Net income and comprehensive income under U.S. GAAP
         before cumulative impact of change in accounting policy     $    35,229     $    14,897      $    9,528
     Cumulative impact of change in accounting policy for asset
         retirement obligations (E)                                         (375)              -               -
---------------------------------------------------------------------------------------------------------------------
     Net income and comprehensive income under U.S. GAAP             $    34,854     $    14,897      $    9,528
---------------------------------------------------------------------------------------------------------------------
     Basic and diluted income per share under U.S. GAAP before
         cumulative impact of change in accounting policy            $      0.69     $      0.29      $     0.19
                                                                     ===========================================
     Basic and diluted income per share under U.S. GAAP              $      0.69     $      0.29      $     0.19
                                                                     ===========================================
     Balance sheets:
         Current assets (B) and (C)                                  $   124,186     $   127,731
         Mining interests (A)                                        $   247,769     $   267,143
         Crushed and broken ore stockpiles - long-term (B)           $     6,889     $     9,774
         Future tax asset, long-term                                 $     9,124     $     9,549
         Capital stock (D)                                           $   319,587     $   318,081
         Deficit                                                     $   (19,333)    $   (54,187)

     (A) The Company capitalizes interest on major projects where direct indebtedness has occurred. Under U.S. GAAP, interest is capitalized as it arises from indebtedness incurred, directly or indirectly, to finance development and construction activities on assets that are not yet subject to amortization or depletion. The current year adjustment relates entirely to the amortization of these amounts under U.S. GAAP.

     (B) Under Canadian GAAP, the cost of the Company's concentrate and crushed and broken ore stockpiles is determined on the average production cost and does not include an allocation of the amortization of production related assets, whereas under U.S. GAAP the cost of these assets should include this allocation.

     (C) Under U.S. GAAP, the Company has chosen not to designate its derivative financial instruments as hedging instruments and thus they are carried on the balance sheet at their fair value and any changes in fair value are being recorded to earnings in the period of the change.

     (D) Canadian GAAP allows for the reduction of the stated capital of outstanding common shares with a corresponding offset to deficit. This reclassification, which the Company made in 1991, is not permitted by U.S. GAAP and would result in an increase in both capital stock and deficit of $6,098 at December 31, 2003 and 2002.

     (E) Effective January 1, 2003, the Company adopted FAS 143, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they occur. A corresponding increase to the carrying amount of the related asset is generally recorded and depreciated over the life of the asset. The amount of the liability is subject to re-measurement at each reporting period. The cumulative effect of the change through January 1, 2003 was to increase mining assets by $6,489, increase the mine closure obligation to $7,019 and a one time after-tax charge to net earnings of $375. The equivalent accounting policy was retroactively adopted under Canadian GAAP, with restatement of prior year's financial statements (note 2). Under U.S. GAAP, a change in accounting policy is adopted retroactively, without restatement of prior year's financial statements, by recording a cumulative catch-up adjustment through current year net income.

34  NORTH AMERICAN PALLADIUM                                      BUILDING VALUE

     (F) U.S. GAAP requires that amounts totaling 5% or more of accounts payable and accrued liabilities be identified separately. As at December 31, 2003, these amounts were as follows: trade payables and accruals - $13,756 (2002 - $13,339); other accruals - $2,285 (2002 -
          $1,484).

     (G) U.S. GAAP does not permit the disclosure of subtotal of cash from operations before changes in non-cash working capital.

     (H) Effective January 1, 2003, the Company prospectively adopted FAS No. 123 "Accounting for Stock-based Compensation" as amended by FAS No. 148, whereby compensation expense for options granted after January 1, 2003 is measured at fair value at the grant date using the Black-Scholes valuation model and recognized over the remaining vesting period of the options granted. Previously, the Company, for purposes of preparing financial information in accordance with U.S. GAAP, accounted for its stock-based compensation plan under Accounting Principles Board Opinion 25 "Accounting for Stock Issued to Employees" (APB No. 25) which did not result in the recognition of compensation expense. Under FAS 148, pro forma disclosure is still required for those options granted prior to January 1, 2003.

          Had the amortization of the fair value of options been charged to compensation expense under U.S. GAAP, the pro forma net income would be $36,014 and pro forma net income per share and diluted net income per share would be $0.71 (2002 net income of $12,249 and net income and diluted net income per share of $0.24; 2001 net income of $5,884 and net income and diluted net income per share of $0.12).

          The weighted average fair market value of options granted in 2002 was $4.33 (2001 - $5.84).

          The Company estimated the fair value of options granted in 2001 using the Black-Scholes option-pricing model with the following assumptions: risk free interest rate 4%, expected life of options of 3 years, expected volatility of the Company's share price of 71%, expected dividend yield of nil.

     IMPENDING ACCOUNTING CHANGES

     CANADIAN GAAP

     In 2003, the CICA issued Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities", to provide guidance for applying the principles in Handbook Section 1590, "Subsidiaries", to certain entities. Although the CICA is contemplating amendments to the Guideline, it is expected to be implemented for the Company's 2005 fiscal year. The Company will review AcG-15, and the impact of the Guideline, if any, on the Company's consolidated financial statements when the CICA issues the amended Guideline.

     In 2003, the CICA finalized amendments to Accounting Guideline AcG-13, "Hedging Relationships", that clarified certain of the requirements in AcG-13 and provided additional application guidance. AcG-13 is applicable for the Company's 2004 fiscal year. The Company does not expect the adoption of this Guideline to have a material impact on its consolidated financial statements.

     U.S. GAAP

     In 2003, the FASB amended Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"). FIN 46R requires that a variable interest entity ("VIE") be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities and/or is entitled to receive a majority of the VIE's residual returns. For the Company, the requirements of FIN 46R apply to VIEs created after January 31, 2003. For VIEs created before January 31, 2003, the requirements of FIN46R apply as of December 31, 2004 for a VIE that does not meet the definition of a special-purpose entity ("SPE") and as of January 1, 2004 for a VIE that is an SPE.

     Although the Company is currently reviewing FIN 46R, the impact, if any, of these pronouncements on the Company's consolidated financial statements has not been determined.


19.  COMPARATIVE FIGURES

     Certain of the prior years' figures have been reclassified to conform to the presentation adopted in 2003.




     FORWARD-LOOKING STATEMENTS

     The Company's annual report for 2003, consolidated balance sheets as at December 31, 2003 and 2002 and the consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended December 31, 2003 (collectively the "Financial Statements") and management's discussion and analysis of operations and financial position ("MD&A") for the Financial Statements, contain certain statements that are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to estimated mineral reserves, cash flows, capital costs, ore production, mine life, financing, construction and strategic plans are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, future profitability and production, and availability of financing on acceptable terms. For a more comprehensive review of risk factors, please refer to the Company's MD&A and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. Given these uncertainties, readers are cautioned not to put undue reliance on these forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.

2003 ANNUAL REPORT                                                            35

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
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

Corporate Information

DIRECTORS                              OFFICERS AND SENIOR                  HEAD OFFICE
                                       MANAGEMENT                           130 Adelaide Street West
MICHAEL P. AMSDEN, P. Eng.                                                  Suite 2116
Chairman of the Board                  ANDRE J. DOUCHANE                    Toronto, Ontario
North American Palladium Ltd.          President and Chief Executive        Canada  M5H 3P5
Retired Mining Executive                 Officer
Oakville, Ontario                                                           Tel: (416) 360-7590
                                       GEORGE D. FAUGHT, C.A.               Fax: (416) 360-7709
STEVEN R. BERLIN, C.P. A.*             Vice President - Finance             Email: info@napalladium.com
Vice President and                       and Chief Financial Officer
  Chief Financial Officer
Kaiser-Francis Oil Company             RAY J. MASON, B.Sc.                  THUNDER BAY OPERATIONS
Tulsa, Oklahoma                        General Manager
                                                                            LAC DES ILES MINES LTD.
ANDRE J. DOUCHANE                      BRUCE W. MACKIE, P.Geo.              P.O. Box 10547, Station P
President and Chief Executive          Vice President, Exploration          Thunder Bay, Ontario
  Officer                                and Corporate Development          Canada P7B 6T9
North American Palladium Ltd.
Toronto, Ontario                       DOUGLAS H. BACHE                     Tel: (807) 448-2000
                                       Treasurer                            Fax: (807) 448-2001
LOUIS J. FOX, J.D.
Private Businessman and                MICHAEL C. THOMPSON, F.C.C.A.
  Consultant                           Administration Manager               TRANSFER AGENT
Fort Lauderdale, Florida                 and Senior Controller
                                                                            COMPUTERSHARE TRUST COMPANY
A. M. (SANDY) LAIRD, P. Eng.           MARY D. BATOFF, LL.B.                  OF CANADA
Retired Mining Executive               Corporate Secretary                  100 University Avenue,
Vancouver, British Columbia            and General Counsel                  9th Floor
                                                                            Toronto, Ontario M5J 2Y1
RICHARD H. SUTCLIFFE, Ph. D.*
Chief Executive Officer                INVESTOR RELATIONS                   NORTH AMERICA
Patricia Mining Corp.                  Investor relations inquiries         Toll-free: 1 (800) 564-6253
Toronto, Ontario                       should be directed to:               Toll-free fax: 1 (866) 249-7775
                                       Tel: (416) 360-7590
GREG J. VAN STAVEREN, C.A., C.P.A.*    Fax: (416) 360-7709                  INTERNATIONAL
Strategic Financial Consultant         Email: info@napalladium.com          Tel: (514) 982-7555
Toronto, Ontario                                                            Fax: (416) 263-9524

*Audit Committee                       WEBSITE www.napalladium.com          Email: service@computershare.com
                                                                            Internet: www.computershare.com

                                       STOCK EXCHANGE LISTINGS              COMPUTERSHARE TRUST COMPANY,
                                                                              INC.
NORTH AMERICAN PALLADIUM'S             TORONTO STOCK EXCHANGE               350 Indiana Street, Suite 800
APPROACH TO CORPORATE                  (Trading Symbol "PDL")               Golden, Colorado 80401
GOVERNANCE IS DISCUSSED IN             AMERICAN STOCK EXCHANGE
THE COMPANY'S PROXY CIRCULAR.          (Trading Symbol "PAL")               Tel: (303) 262-0600
                                                                            Fax: (303) 262-0700


                                                                            AUDITORS

                                                                            ERNST & YOUNG LLP
                                                                            Toronto, Ontario

36  NORTH AMERICAN PALLADIUM LTD.                                 BUILDING VALUE

Environmental Program
CONTINUING OUR INITIATIVES

NORTH AMERICAN PALLADIUM HAS ESTABLISHED A COMPREHENSIVE ENVIRONMENTAL PROGRAM, WHICH IS BASED ON IMPLEMENTING KEY STRATEGIES TO MITIGATE ITS ENVIRONMENTAL IMPACTS. HISTORICALLY, THE COMPANY HAS DEMONSTRATED A 100% COMMITMENT TO ITS ENVIRONMENTAL POLICY THROUGH THE FOLLOWING INITIATIVES:

o Comply with all provincial and federal regulations
o Develop a Ministry of Northern Development and Mines approved closure plan o Establish a 3R program, applied to all aspects of our operations:
    Reduce- freshwater use, energy use, disturbance of soils/land, industrial and household waste
    Recycle - water, metals, paper, batteries
    Reuse - paper, construction  material, water, plastics, metals
o Develop an Environmental Management System, Environmental Emergency Response Plan and an Environmental Policy o Progressively rehabilitate and enhance affected habitats. All borrow pits, 90% of aggregate pits and various inactive areas around the minesite totalling 29 hectares of land have been rehabilitated by restoring topography and native vegetation.
o Reduce freshwater consumption. 98% of process water used for all mill operations is recycled. Storm water from the mill site is contained by a central sump and recycled to the mill for use as process water. Freshwater is primarily used for potable water on the property and only 2% is used for industrial use.
o Develop and constantly improve environmental policies and procedures
o Develop training programs to increase environmental awareness
o Participate in the environmental community, for example the Local Spruce River Forest Citizens Committee, the Ontario Mining Association and the Zero Waste Action Team.

THE COMPANY'S FUTURE ENVIRONMENTAL PROGRAM WILL BUILD ON ITS ESTABLISHED FOUNDATION BY SETTING GOALS, AND AIMING TO ENHANCE AND EXCEED EXPECTATIONS. TO ACCOMPLISH ITS GOALS, AND BUILD VALUE, WE WILL:

o Remain current with applicable regulations
o Continue progressive rehabilitation
o Comply with ISO 9001 and 14001 environmental monitoring and reporting guidelines o Discover and develop new ways to reduce, reuse and recycle
o Continue to develop environmental awareness with our employees
o Maintain an updated Environmental Emergency Response Plan
o Be an active member of all communities

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                                     [LOGO]

                            NORTH AMERICAN PALLADIUM

                                 130 Adelaide Street West
                                 Suite 2116
                                 Toronto, Ontario
                                 Canada M5H 3P5

                                 TEL: (416) 360-7590
                                 FAX: (416) 360-7709
                                 EMAIL: INFO@NAPALLADIUM.COM

                                 WWW.NAPALLADIUM.COM